Exhibit 2.1
ASSET PURCHASE AGREEMENT
between and among
Cash America International, Inc.,
The Check Giant, LLC,
the Subsidiaries of The Check Giant, LLC set forth on the signature pages hereto
and
the Members of The Check Giant, LLC

July 9, 2006

Section 10.12 Jurisdiction and Service of Process	58
Section 10.13 Dispute Resolution	59
Section 10.14 Waiver of Jury Trial	59
Section 10.15 Counterparts	60

Schedule A	-	List of Members and Respective Equity Interests
Schedule 2.2(c)	-	Excluded Contracts
Schedule 2.2(e)	-	Excluded Deposits and Prepaid Expenses
Schedule 2.6(f)(ii)	-	Escrow Deposits
Schedule 2.9(a)(vii)	-	Persons Signing Noncompetition Agreements
Schedule 5.2(a)(vii)	-	Capital Expenditures
Schedule 6.1(c)	-	Required Governmental Authorizations and Consents (Purchaser)
Schedule 6.2(c)	-	Required Governmental Authorizations and Consents (Sellers)
Schedule 6.1(f)	-	List of Employees
Schedule 6.2(d)	-	Credit Support Arrangements

Exhibit A	-	Business Plan
Exhibit B	-	EBITDA Calculation Procedures
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Bill of Sale
Exhibit E	-	Form of Assignment and Assumption Agreement
Exhibit F	-	Form of Lease Assignment
Exhibits G-1 – G-4	-	Form of IP Assignments
Exhibit H	-	Form of Noncompetition Agreements
Exhibit I	-	Form of FIRPTA Certificate
Exhibit J	-	Form of Human Resources Agreement
Exhibit K	-	Form of Secretary’s Certificate
Exhibit L	-	Sellers’ Counsel Opinion Matters
Exhibit M	-	Regulatory Counsel Opinion Matters
Exhibit N	-	Purchaser’s Counsel Opinion Matters

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is made as of July 9, 2006, between and among Cash America International, Inc., a Texas corporation (the “Purchaser”), The Check Giant, LLC, a Delaware limited liability company (“TCG”), each of the subsidiaries of TCG set forth on the signature pages to this Agreement (each, a “Subsidiary” and, together with TCG, the “Sellers”), and the members of TCG identified on Schedule A (collectively, the “Members”).
     The Sellers desire to sell, and the Purchaser desires to purchase, substantially all of the assets of the Sellers in accordance with the provisions of this Agreement. The Members own all of the outstanding membership interests of TCG and TCG owns all of the outstanding membership interests of each of the Subsidiaries.
     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     Section 1.1 Definitions. For the purposes of this Agreement and the Ancillary Agreements:
     “Adware” means any software that causes advertising to pop-up as a new window (over or under) on the user’s computer based on the user’s online activity (other than advertisements that the Sellers serve to visitors to the Sellers’ web site domains while those customers are visiting or exiting such domains) or which is used to distribute Spyware.
     “Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreed Stock Value” means the average per share closing price of Purchaser’s common stock on the New York Stock Exchange for the twenty (20) trading days immediately preceding the day that is two trading days prior to the date of measurement. If, between the date of this Agreement and the date of measurement, the Purchaser’s outstanding common stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the stock component of any Supplemental Payments shall be appropriately adjusted to provide to Sellers the same economic effect as contemplated by this Agreement prior to such event.

     “Ancillary Agreements” means, collectively, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Lease Assignment, the IP Assignments, the Human Resources Agreement and the Noncompetition Agreements.
     “Business Plan” means the business plan previously provided to the Purchaser with respect to the growth of the business of the Sellers for the calendar years 2006 and 2007 and attached as Exhibit A to this Agreement, as such Business Plan may be modified from time to time after the Closing as agreed by the Purchaser and the Sellers’ Representative.
     “Checks” means all customer checks, Automated Clearing House, or “ACH,” or other wire transactions processed through the banking system.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Sellers, whether before the Closing or as operated by the Purchaser after the Closing.
     “Contract” means any contract, agreement, lease, license, commitment, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other instrument evidencing an obligation, whether written or oral.
     “Customer Receivables” means all customer receivables, including all Consumer Loans included in the Purchased Assets, together with all other accounts receivable of the Sellers.
     “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).
     “Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, including asbestos and asbestos-containing materials, (f) underground and other storage tanks or vessels and abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wildlife, marine sanctuaries and wetlands, including all endangered and threatened species.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any other Person that, together with the Sellers, would be treated as a single employer under Section 414 of the Code.
     “GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

     “Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body or international organization, such as WIPO, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
     “Harmful Code” means any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, hidden keys, timers, traps or other disabling device code, or designs or routines that cause software or information to be erased, inoperable or otherwise incapable of being used, either automatically or with passage of time or upon command.
     “Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “Initial Consideration” shall mean the amount of $35 million payable in cash at Closing as adjusted in accordance with Section 2.5(b) and (c) less the amounts paid pursuant to Section 2.5(a)(ii) as non-competition consideration as set forth in the Noncompetition Agreement.
     “Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law, whether or not filed, perfected, registered or recorded: (1) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (2) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (3) all mask works, mask work registrations and mask work applications and all other rights relating to semiconductor design and topography; (4) all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership and any related registrations and applications; (5) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (6) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, invention notebooks, file histories, know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, customer databases and lists, distributor, reseller and supplier lists and information, correspondence, records and other documentation and other proprietary information of every kind; (7) all computer software, including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings and data relating to the foregoing; (8) rights in all databases and data collections and all rights in the same; (9) all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known or referred to as “moral rights,” in any of the foregoing; (10) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; (11) all tangible embodiments of any of the foregoing, in any form and in any media; (12) all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and (13) all statutory, contractual and other claims, demands and causes of action for royalties, fees or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement.
     “Internally Used Shrinkwrap Software” means software licensed to the Sellers under generally available retail shrinkwrap or clickwrap licenses and used in the Sellers’ business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by the Sellers to customers or otherwise resold or distributed by the Sellers.
     “IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.
     “Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
     “Knowledge” means, with respect to any Seller, the actual knowledge of, or knowledge that would reasonably be expected to be derived from a reasonable investigation by, any of the Sellers’ directors, officers or managers.
     “Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.
     “Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.
     “Loss” means any actual loss, damage (but excluding any consequential or special damages of any Purchaser Indemnified Party), fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), Tax, Encumbrance or other cost or expense, whether or not involving a third party claim.
     “LTM EBITDA” shall have the meaning set forth in Exhibit B.
     “Material Adverse Effect” shall mean material adverse effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results or operations of the Sellers or on a material asset included in the Purchased Assets or a material Liability included in the Assumed Liabilities or on the ability of the Sellers or the Purchaser to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, but excluding changes in the United States or world financial markets or general economic conditions.
     “Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     “Other Business Activities” means any check cashing activities, insurance products and services, money order and wire transfer products and services, tax preparation services and any other products, services and business activities other than offering, providing, selling, originating or servicing payday advance loans or other short term consumer loans.
     “Pachira Note” means that certain Secured Term Note, dated as of May 9, 2005, issued by Pachira Development, LLC in favor of TCG, in the original principal amount of $267,188.
     “Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.
     “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Purchaser Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 4 by the Purchaser to the Sellers concurrently with the execution and delivery of this Agreement.
     “Registered Intellectual Property” means individually and collectively (i) Intellectual Property that is the subject of a certificate, registration, patent, or other document issued or recorded by any Governmental Authority or non-governmental registrar, including, for purposes of this Agreement, any expired, cancelled, invalidated or unenforceable certificate, registration, patent or such other document, anywhere in the world, and (ii) Intellectual Property that is the subject of an application, petition or filing to register or obtain issuance of a certificate, registration or other document issued by any Governmental Authority or non-governmental registrar (whether final, provisional, supplemental or otherwise), including any abandoned, rejected, cancelled, invalidated or unenforceable application, petition or filing, anywhere in the world.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sellers Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 3 by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement.
     “Seller Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), or any other plan, agreement or arrangement, for the benefit of any current or former director, officer, employee or consultant of any Seller or any ERISA Affiliate, or with respect to which the Sellers or any ERISA Affiliate has any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any pension plan, any Title IV Plan, any multiemployer plan (as defined in Section 3(37)(A) of ERISA) and any other written plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Sellers or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Sellers or any ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of the Sellers or any ERISA Affiliate, or with respect to which any Seller or any ERISA Affiliate has or may have any Liability.

     “Seller Policies and Procedures” means the Sellers’ written employee policies, employee procedures, employee handbooks, operations manuals, compliance manuals or programs, software user manuals or any similar documents or written procedures.
     “Spyware” means any software that covertly gathers information regarding user online activity through the user’s Internet connection (i.e., without notice that such information may be gathered), whether or not such software is bundled as a hidden component of the Sellers’ toolbar or like applications, other than information (i) reasonably gathered in connection with services or information provided by the Sellers to such users, or (ii) that is not associated with personally identifiable information.
     “Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any Seller is liable to pay by Law, by Contract or otherwise, whether or not disputed provided, however, that this definition shall not apply to any calculation of LTM EBITDA or any Supplemental Payment.
     “Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
     Section 1.2 Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Action	10.13(a)
Agreement	Preamble
Assignment and Assumption Agreement	2.9(a)(iii)
Assumed Liabilities	2.3
Balance Sheet	3.5(a)(ii)
Bill of Sale	2.9(a)(ii)
Business Rules	3.8
Claim Notice	9.3(a)
Claiming Party	10.13(a)
Closing	2.8
Closing Date	2.8
Closing Statement	2.9(a)(xii)
COBRA	3.16(c)
Confidentiality Agreement	8.4(a)
Consumer Loans	3.8
Consumer Loans, Documents and Files	3.8

Defined Term	Section
Controlling Party	9.4(c)
Customer Transaction Documents	3.8
Dispute Notice	2.6(g)
Escrow Agreement	2.9(a)(i)
Excluded Assets	2.2
Excluded Liabilities	2.4
Fifth Measurement Date	2.6(e)
Fifth Supplemental Payment	2.6(e)
Financial Statements	3.5(a)
First Measurement Date	2.6(a)
First Supplemental Payment	2.6(a)
Fourth Measurement Date	2.6(d)
Fourth Supplemental Payment	2.6(d)
Google	3.14(a)(xi)
HSR Act	5.3(b)
Human Resources Agreement	2.9(a)(x)
Improvements	3.12(d)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Independent Accounting Firm	2.6(g)
Interim Balance Sheet	3.5(a)(iii)
IP Assignments	2.9(a)(v)
Lease Assignments	2.9(a)(iv)
Leased Real Property	2.1(e)
Members	Preamble
Noncompetition Agreements	2.9(a)(vii)
Noncontrolling Party	9.4(c)
Non-Claiming Party	10.13(a)
Objection Notice	9.3(b)(ii)
Online Advertisers	3.14(a)(xi)
Owned Intellectual Property	3.13(a)
Pre-Action Notice	10.13(a)
Purchase Price	2.5(a)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(f)
Purchaser	Preamble
Purchaser Indemnified Parties	9.1
Restricted Persons	8.4(b)
Returned Items	2.1(b)
Second Measurement Date	2.6(b)
Second Supplemental Payment	2.6(b)
Sellers	Preamble
Sellers’ Representative	10.1(a)
Shares	2.6(f)
Subsidiary	Preamble
Supplemental Payments	2.6(f)
Tangible Personal Property	2.1(d)
TCG	Preamble
Third Measurement Date	2.6(c)
Third Party Intellectual Property	3.13(b)
Third Supplemental Payment	2.6(c)
Transfer Taxes	8.1(a)

     Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute refers to the statute, any amendments or successor legislation, as in effect at the relevant time. Any reference to regulations refers to the regulation, any amendments or successor legislation and any official interpretations of such regulation promulgated by the Governmental Authority charged by statute with the interpretation of such regulations, each as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
ARTICLE 2
THE TRANSACTION
     Section 2.1 Purchase and Sale of Purchased Assets. In accordance with the provisions of this Agreement and except as set forth in Section 2.2, at the Closing, the Sellers will sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, free and clear of all Encumbrances, all of the Sellers’ right, title and interest in and to all of the Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located (collectively, the “Purchased Assets”), including the following:
     (a) all notes and accounts receivable, including all Consumer Loans, accounts receivable and other rights to payment from customers, and the full benefit of all security for such loans, accounts or rights to payment (but specifically excluding the Pachira Note);
     (b) all Returned Items received after the Closing Date with respect to payment initiations generated from the Sellers’ Consumer Loans or from collection activity on or before the Closing Date for Consumer Loans and Customer Receivables. “Returned Items” means all customer checks, Automated Clearing House, or ACH, or other wire transactions returned unpaid in the banking system;
     (c) all of the rights of the Sellers under all Contracts to which any Seller is a party, by which a Seller or any of the Purchased Assets is bound or pursuant to which a Seller is an obligor or a beneficiary, including all rights under confidentiality agreements to which a Seller is a party and which pertain to the business or operations of a Seller;
     (d) all machinery, equipment, furniture, furnishings, computer hardware, vehicles and other items of tangible personal property of every kind owned or leased by any Seller, and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof (collectively, the “Tangible Personal Property”);
     (e) all leasehold or subleasehold estates and other rights to use or occupy any real property leased, subleased or licensed by or from any Seller or otherwise used or occupied by the Seller (collectively, the “Leased Real Property”);
     (f) all Intellectual Property owned, created, acquired, licensed or, to the extent of the Sellers’ rights therein, used by any Seller at any time prior to and through the Closing Date, and all other intangible rights of the Sellers including all goodwill associated with the Purchased Assets (collectively, the “Purchased Intellectual Property”);
     (g) all Governmental Authorizations held by the Sellers and all pending applications therefor or renewals thereof, in each case to the extent transferable to the Purchaser;
     (h) all books, records, manuals and other materials (in any form or medium), including all client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, compliance manuals and materials, drawings, engineering specifications, copies of financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and similar documents, copies of personnel and employee benefits records and copies of all other records described in Section 2.2(d) to the extent any Seller is legally permitted to provide copies of such records to the Purchaser;
     (i) all rights and interests of the Sellers under all insurance policies under which a Seller or any of the Purchased Assets is or has been insured;
     (j) all claims, rights and defenses of the Sellers against third parties relating to any of the Purchased Assets or Assumed Liabilities, in each case, accruing on or before the Closing Date, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which a Seller may be entitled in connection with any of the Purchased Assets or Assumed Liabilities;
     (k) all rights of the Sellers relating to deposits and prepaid expenses, claims for refunds and rights of offset except to the extent set forth on Schedule 2.2(e) to this Agreement; and
     (l) all amounts, and rights and claims to such amounts, recoverable from the landlord under the Lease Agreement, dated as of April 27, 2006, with respect to 200 W. Jackson, Suite 2400, Chicago, Illinois, paid by the Purchaser with respect to leasehold improvements made to such property after the Closing Date.
     Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of the Sellers (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by the Sellers as of the Closing:
(a)	originals of the Sellers’ respective corporate or company seals, certificate of incorporation, certificate of formation, operating agreement, bylaws or other governing documents, minute books, stock or membership interest records, tax returns and similar company records having to do with the organization of the Sellers;

(b)	all shares of the capital stock or other ownership interests of any Seller;

(c)	all of the Contracts listed in Schedule 2.2(c);

(d)	all originals of financial, accounting and personnel records and other records that any Seller is required by law to retain in its possession;

(e)	all rights of the Sellers relating to deposits and prepaid expenses, claims for refunds and rights of offset to the extent such items relate to Excluded Assets and are set forth on Schedule 2.2(e) to this Agreement;

(f)	cash and cash equivalents of the Sellers, whether in transit, in hand or in bank accounts, subject to Section 2.5(d);

(g)	all rights in connection with and assets of the Seller Plans;

(h)	all rights of the Sellers under this Agreement or any of the Ancillary Agreements to which the Sellers are a party;

(i)	the Pachira Note; and

(j)	all amounts, and rights and claims to such amounts, recoverable from the landlord under the Lease Agreement, dated as of April 27, 2006, with respect to 200 W. Jackson, Suite 2400, Chicago, Illinois, paid by the Sellers with respect to leasehold improvements made to such property on or prior to the Closing Date.
     Section 2.3 Assumed Liabilities. Effective as of the Closing, the Purchaser will assume and agree to pay or perform when due only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):
     (a) all trade accounts payable reflected as line items on the Interim Balance Sheet or incurred by the Sellers in the ordinary course of business since the date of the Interim Balance Sheet on or prior to the Closing Date (other than trade accounts payable to any Member or any Affiliate of any Seller or any Member) that are not delinquent as of the Closing Date; and
     (b) all Liabilities of the Sellers arising after the Closing Date under the Contracts included in the Purchased Assets (i) as of the date of this Agreement or (ii) that are entered into by any Seller after the date of this Agreement in accordance with the provisions of this Agreement (except, in each case, for any Liability arising out of or relating to (A) any Seller’s breach of, or failure to comply with, on or prior to the Closing Date, any covenant or obligation in any such Contract or (B) any event that occurred prior to the Closing Date that, solely with the passing of time or the giving of notice, or both, would constitute such a breach or failure).
     Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement and any information disclosed to the Purchaser, the Purchaser does not assume and has no responsibility for any Liabilities of the Sellers other than the Assumed Liabilities specifically listed in Section 2.3 (the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exclusive list of Excluded Liabilities that the Purchaser does not assume and that the Sellers agree (to the extent the same are legally due) to pay and perform on a timely basis:
     (a) any Liability arising out of or relating to any Excluded Asset;
     (b) any Liability under any Contract not assumed by the Purchaser under Section 2.3, including any Liability arising out of or relating to the Sellers’ credit facilities or any security interest related thereto;
     (c) any Liability under any Contract assumed by the Purchaser pursuant to Section 2.3 that arises (x) on or prior to the Closing Date and is due on or prior to Closing Date or (y) after the Closing Date but that arises out of or relates to (i) the Sellers’ breach of, or failure to comply with, on or prior to the Closing Date, any covenant or obligation in any such Contract or (ii) any event that occurred prior to the Closing Date that, solely with the passing of time or the giving of notice, or both, would constitute such a breach or failure;

     (d) any Liability arising out of or relating to product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by the Sellers;
     (e) any Liability for Taxes arising as a result of the Sellers’ operation of its business or ownership of the Purchased Assets on or prior to the Closing Date, including any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;
     (f) any Liability arising from or under any Environmental Law or Occupational Safety and Health Law arising out of or relating to the operation of the Sellers’ business or the Sellers’ leasing, ownership or operation of real property;
     (g) any Liability arising under claims by employees or former employees of the Sellers relating in any way to the employment by the Sellers of such Persons, including Liabilities relating to compensation (including any bonuses under any bonus plan, agreement or arrangement), expense reimbursements, benefits (including workers’ compensation and unemployment benefits), employment and compensation related Taxes, COBRA benefits or claims, discrimination, harassment, retaliation, termination or continuation of such Persons’ employment, or lack or delay of any notice relating to their employment;
     (h) any Liability arising in connection with the Seller Plans, or any termination, continuation, amendment or other acts or omissions in connection with the Seller Plans;
     (i) any Liability to indemnify, reimburse or advance amounts to any officer, director, member, manager, employee or agent of the Sellers;
     (j) any Liability arising out of or resulting from the Sellers’ compliance or non-compliance with any Law or Judgment, including any noncompliance with any bulk sales Law or fraudulent transfer Law in connection with the transactions contemplated by this Agreement and any noncompliance by the Sellers with the WARN Act or any similar state or local Law;
     (k) any Liability of the Sellers relating to any negotiations, agreements or other transactions, if any, by the Sellers with any third Person that relate to the acquisition of the Seller or any of the Sellers’ assets or any termination of related negotiations or arrangements;
     (l) all professional, financial advisory, broker, finder or other fees of any kind incurred by the Sellers;
     (m) any Liability of the Sellers incidental to or arising in connection with this Agreement or any other document executed in connection with the transactions contemplated by this Agreement, including the Sellers’ disclosures to or negotiations with creditors or members, solicitations of proxies or written consents from any Persons, or other legal obligations of the Sellers; and
     (n) any other Liability (other than Assumed Liabilities) of the Sellers arising out of the Sellers’ operations of its business or otherwise on or prior to the Closing Date, or based solely upon the Sellers’ acts or omissions occurring after the Closing Date.

     Section 2.5 Consideration.
     (a) The consideration from Purchaser to Sellers for the Purchased Assets shall consist of the following (the “Purchase Price”): (i) a wire transfer of the Initial Consideration, payable in immediately available funds to Sellers to a single bank account designated by TCG in writing to Purchaser, with such writing to be delivered at least 24 hours prior to the Closing, subject to adjustment in accordance with Sections 2.5(b) and (c); (ii) the non-competition consideration, as set forth in the Noncompetition Agreement; and (iii) the Supplemental Payments.
     (b) At the Closing, appropriate adjustments will be made to the Initial Consideration to equitably prorate all prepaid expenses and accrued liabilities to the extent the same have been paid or are payable and to the extent the same are assumed or paid by the Purchaser as part of the Assumed Liabilities or otherwise, all so that the Purchaser pays for all amounts attributable to the period of time after the Closing Date and the Sellers pay for all amounts attributable to the period of time on or prior to the Closing Date. Without limiting the foregoing and except as specifically provided otherwise in this Agreement, all ongoing expenses of the business that constitute Assumed Liabilities or that are otherwise paid by the Purchaser even if not an Assumed Liability (for example, personal property taxes, real property rentals and pass-through and other charges, real estate taxes, utility and security charges, and payments to or from landlords, licensors, licensees, vendors, suppliers, service providers and other contractors of the Sellers), if any, will be equitably prorated between the Sellers and the Purchaser as an adjustment to the Initial Consideration so that the Sellers are responsible for anything on or prior to the Closing Date and the Purchaser is responsible for anything after the Closing Date. To the extent any adjustment under this Section 2.5(b) cannot be reasonably and finally determined at Closing, the parties shall reconcile all such income and expenses and make all adjustments and settlements between them as may be appropriate or required under this Section 2.5(b) as soon as reasonably practicable after the Closing Date. The parties will cooperate with each other diligently and in good faith after the Closing Date in order to reconcile the amounts to which each party is entitled pursuant to this Section as soon as reasonably practical after the Closing Date. In the event the parties cannot reconcile such income and expenses or make all adjustments or settlements within sixty (60) days of the Closing, the parties agree to submit such disputed matters to the Independent Accounting Firm for determination in accordance with the provisions of Section 2.6(g).
     (c) The Initial Consideration shall be decreased to reflect any Consumer Loans authorized and committed by a Seller on or before the Closing Date but unfunded as of the Closing Date. The parties will cooperate with each other diligently and in good faith after the Closing Date in order to reconcile the amounts to which each party is entitled pursuant to this Section 2.5(c) as soon as reasonably practical after the Closing Date. In the event the parties cannot reconcile such Consumer Loan amounts within sixty (60) days of the Closing Date, the parties will submit such disputed matters to the Independent Accounting Firm for determination in accordance with the provisions of Section 2.6(g).
     (d) Notwithstanding anything contained in Sections 2.2(f) and 2.5(b) to the contrary, the following reconciliations, adjustments and/or settlements shall also be made as soon as reasonably practical on or after the Closing Date:
     (i) Payments on all Checks sent through the banking system by or on behalf of the Sellers on or prior to the Closing Date, even if such Checks do not finally clear until after the Closing Date shall be the sole property of the Sellers and the Sellers shall be entitled to the proceeds thereof (including any NSF and other collection fees related thereto).
     (ii) Payments on all Checks sent through the banking system by or on behalf of the Sellers or the Purchaser after the Closing Date shall be the sole property of the Purchaser and the

Purchaser shall be entitled to the proceeds thereof (including any NSF and collection fees related thereto) and the Sellers shall not be entitled to any further or additional compensation, reimbursement or payment for any of the items described in this subsection (as such items shall be deemed Customer Receivables that are included in the Purchased Assets).
     Section 2.6 Supplemental Payments.
     As part of the Purchase Price and subject to the terms and conditions of this Agreement, the Purchaser will also pay the Sellers the Supplemental Payments, as described below.
     (a) The first supplemental earn-out payment (the “First Supplemental Payment”) will be an amount equal to (i)(x) the LTM EBITDA, calculated using the “EBITDA Calculation Method” described on Exhibit B, for the twelve-month period ending on the last day of the third full calendar month following the Closing Date (the “First Measurement Date”), multiplied by (y) 8.0, and (ii) minus the Initial Consideration (as may be adjusted pursuant to Section 2.5(b) and (c)). If the calculation of the First Supplemental Payment produces a result that is less than or equal to zero, there will be no First Supplemental Payment. The Purchaser shall calculate and determine the amount of the First Supplemental Payment and will use its commercially reasonable efforts to determine the amount of the First Supplemental Payment no later than 45 days after the First Measurement Date. The Purchaser shall pay the First Supplemental Payment to the Sellers promptly after the earlier of (aa) such time as the parties mutually agree on such amount in writing, or (bb) such time as the amount is established in accordance with Section 2.6(g) below.
     (b) The second supplemental earn-out payment (the “Second Supplemental Payment”) will be an amount equal to (i)(x) the LTM EBITDA, calculated using the “EBITDA Calculation Method” described on Exhibit B, for the twelve-month period ending on the last day of the sixth full calendar month following the Closing Date (the “Second Measurement Date”), multiplied by (y) 5.5, and (ii) minus the sum of the Initial Consideration (as may be adjusted pursuant to Section 2.5(b) and (c)) and the First Supplemental Payment. If the calculation of the Second Supplemental Payment produces a result that is less than or equal to zero, there will be no Second Supplemental Payment. The Purchaser shall calculate and determine the amount of the Second Supplemental Payment and will use its commercially reasonable efforts to determine the amount of the Second Supplemental Payment no later than 45 days after the Second Measurement Date. The Purchaser shall pay the Second Supplemental Payment to the Sellers promptly after the earlier of (aa) such time as the parties mutually agree on such amount in writing, or (bb) such time as the amount is established in accordance with Section 2.6(g) below.
     (c) The third supplemental earn-out payment (the “Third Supplemental Payment”) will be an amount equal to (i)(x) the LTM EBITDA, calculated using the “EBITDA Calculation Method” described on Exhibit B, for the twelve-month period ending on the last day of the twelfth full calendar month following the Closing Date (the “Third Measurement Date”), multiplied by (y) 5.5, and (ii) minus the sum of the Initial Consideration (as may be adjusted pursuant to Section 2.5(b) and (c)), the First Supplemental Payment and the Second Supplemental Payment. If the calculation of the Third Supplemental Payment produces a result that is less than or equal to zero, there will be no Third Supplemental Payment. The Purchaser shall calculate and determine the amount of the Third Supplemental Payment and will use its commercially reasonable efforts to determine the amount of the Third Supplemental Payment no later than 45 days after the Third Measurement Date. The Purchaser shall pay the Third Supplemental Payment to the Sellers promptly after the earlier of (aa) such time as the parties mutually agree on such amount in writing, or (bb) such time as the amount is established in accordance with Section 2.6(g) below.

     (d) The fourth supplemental earn-out payment (the “Fourth Supplemental Payment”) will be an amount equal to (i)(x) the LTM EBITDA, calculated using the “EBITDA Calculation Method” described on Exhibit B, for the twelve-month period ending on the last day of the eighteenth full calendar month following the Closing Date (the “Fourth Measurement Date”), multiplied by (y) 5.0, and (ii) minus the sum of the Initial Consideration (as may be adjusted pursuant to Section 2.5(b) and (c)), the First Supplemental Payment, the Second Supplemental Payment and the Third Supplemental Payment. If the calculation of the Fourth Supplemental Payment produces a result that is less than or equal to zero, there will be no Fourth Supplemental Payment. The Purchaser shall calculate and determine the amount of the Fourth Supplemental Payment and will use its commercially reasonable efforts to determine the amount of the Fourth Supplemental Payment no later than 45 days after the Fourth Measurement Date. The Purchaser shall pay the Fourth Supplemental Payment to the Sellers promptly after the earlier of (aa) such time as the parties mutually agree on such amount in writing, or (bb) such time as the amount is established in accordance with Section 2.6(g) below.
     (e) The fifth supplemental earn-out payment (the “Fifth Supplemental Payment”) will be an amount equal to (i)(x) the LTM EBITDA, calculated using the “EBITDA Calculation Method” described on Exhibit B, for the twelve-month period ending on the last day of the twenty-fourth full calendar month following the Closing Date (the “Fifth Measurement Date”), multiplied by (y) 5.0, and (ii) minus the sum of the Initial Consideration (as may be adjusted pursuant to Section 2.5(b) and (c)), the First Supplemental Payment, the Second Supplemental Payment, the Third Supplemental Payment and the Fourth Supplemental Payment. If the calculation of the Fifth Supplemental Payment produces a result that is less than or equal to zero, there will be no Fifth Supplemental Payment. The Purchaser shall calculate and determine the amount of the Fifth Supplemental Payment and will use its commercially reasonable efforts to determine the amount of the Fifth Supplemental Payment no later than 45 days after the Fifth Measurement Date. The Purchaser shall pay the Fifth Supplemental Payment to the Sellers promptly after the earlier of (aa) such time as the parties mutually agree on such amount in writing, or (bb) such time as the amount is established in accordance with Section 2.6(g) below.
     (f) All of the foregoing described supplemental payments are referred to herein as the “Supplemental Payments.” All Supplemental Payments shall be payable in cash by wire transfer of immediately available funds to a single bank account designated in writing by the Sellers’ Representative, with such writing to be delivered no later than 24 hours prior to the scheduled payment date, provided, however, that (i) so long as the Shares are listed for trading on the New York Stock Exchange, the Purchaser may at its option pay up to 25% of such Supplemental Payment by the issuance of that number of shares of the Purchaser’s common stock, $0.10 par value (the “Shares”), to TCG (with a portion of such shares to be delivered to the Escrow Agent pursuant to Section 2.6(f)(ii) hereof to be held and disposed of pursuant to the terms of the Escrow Agreement) as shall be determined by dividing the amount of such Supplemental Payment to be paid in Shares by the Agreed Stock Value of such Shares as of the date two trading days prior to such scheduled measurement date, (ii) until such time as an aggregate total of $20 million shall have been delivered to the Escrow Agent, a portion of each Supplemental Payment in the amount set forth on Schedule 2.6(f)(ii) shall be delivered to the Escrow Agent to be held and disposed of pursuant to the terms of the Escrow Agreement and (iii) in the event that prior to the date of a Supplemental Payment the Purchaser delivers a Claim Notice to the Sellers pursuant to Article 9 with respect to a claim for indemnification that exceeds the then-current escrow amount, then, subject to the limitations on indemnification set forth in Section 9.6(b), an additional portion of such Supplemental Payment equal to the amount of any deficiency remaining after giving effect to the amounts delivered to the Escrow Agent pursuant to Section 2.6(f)(ii) shall be delivered to the Escrow Agent to be held and disposed of pursuant to the terms of the Escrow Agreement except to the extent such amounts have previously been paid to the applicable Purchaser Indemnified Party.

     (g) Within 30 days after delivery of the Purchaser’s calculation of any Supplemental Payment, the Sellers’ Representative will deliver to the Purchaser a written response in which the Sellers’ Representative will either (i) agree in writing with the Purchaser’s calculation of such Supplemental Payment, in which case such calculation will be final and binding on the parties for purposes of this Section 2.6(g) or (ii) dispute the Purchaser’s calculation of such Supplemental Payment by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. The Sellers’ Representative shall have the right to review the books and records of the Purchaser in connection with the preparation of any Dispute Notices. If the Sellers’ Representative fails to take either of the foregoing actions within 30 days after delivery of the Purchaser’s calculation of such Supplemental Payment, then the Sellers’ Representative will be deemed to have irrevocably accepted the Purchaser’s calculation of such Supplemental Payment, in which case, such calculation will be final and binding on the parties for purposes of this Section 2.6(g).
     If the Sellers’ Representative delivers a Dispute Notice to the Purchaser within 30 days after delivery of the Purchaser’s calculation of such Supplemental Payment, then the Purchaser and the Sellers’ Representative will attempt in good faith, for a period of 30 days, to agree on such calculation of LTM EBITDA. Any resolution by the Purchaser and the Sellers’ Representative during such 30-day period as to any disputed items will be final and binding on the parties for purposes of this Section 2.6(g). If the Purchaser and the Sellers’ Representative do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then the Purchaser and the Sellers’ Representative will submit the remaining items set forth in the Dispute Notice to Ernst & Young LLP for resolution of such items (and only such items), or if that firm is unwilling or unable to serve, the Purchaser and the Sellers’ Representative will engage another mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of the Purchaser or the Sellers’ Representative. If the Purchaser and the Sellers’ Representative are unable to jointly select such independent accounting firm within 10 days after such 30-day period, the Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, will each select an independent accounting firm of recognized national standing and each such selected accounting firm will select a third independent accounting firm of recognized national standing to be deemed to be the independent accounting firm selected by the parties for purposes of this Section 2.6, which firm may not be the regular auditing firm of the Purchaser or the Sellers’ Representative; provided, that if either the Purchaser, on the one hand, or the Sellers’ Representative, on the other hand, fail to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party is deemed to be the independent accounting firm selected by the parties for purposes of this Section 2.6 (such selected independent accounting firm, the “Independent Accounting Firm”). The Purchaser and the Sellers’ Representative will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute. The Purchaser and the Sellers’ Representative will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The determinations of the Independent Accounting Firm with respect to the items set forth in the Dispute Notice as set forth in its report will be final and binding on the parties for purposes of this Section 2.6(g). The fees and expenses of the Independent Accounting Firm will be shared equally by the Purchaser and the Sellers’ Representative.
     For purposes of complying with this Section 2.6, the Purchaser and the Sellers’ Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information solely relating to the disputed issues as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the business provided to the Independent Accounting Firm pursuant to this Section 2.6.
     Section 2.7 Allocation of Purchase Price and Assumed Liabilities. Within sixty (60) days of the Closing Date, the Purchaser and the Sellers shall use their good faith efforts to agree upon the allocation of the Purchase Price for the Purchased Assets and the Assumed Liabilities and other relevant items (including, for example, adjustments to the Purchase Price) to the individual assets or classes of assets within the meaning of Section 1060 of the Code. If the Purchaser and the Sellers agree to such allocation prior to such date, (i) the values assigned to the assets by the parties’ mutual agreement shall be conclusive and final on the Purchaser, the Sellers and the Sellers’ Representative for all purposes, and (ii) neither the Purchaser nor the Sellers and Sellers’ Representative will take any position before any Governmental Authority or in any Proceeding that is in any way inconsistent with such allocation. Notwithstanding the foregoing, if the Purchaser and the Sellers cannot agree to an allocation, the Purchaser and Sellers shall file, and shall cause their respective Affiliates to file, all Tax Returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury regulations promulgated thereunder) consistent with their respective good faith allocations, unless otherwise required because of a change in any Law.
     Section 2.8 Closing. Subject to Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, 2001 Ross Ave., Suite 2300, Dallas, Texas 75201, at 10:00 a.m., local time, on the first Friday after the second business day after the satisfaction or waiver of all of the conditions set forth in Article 6, or at such other place or at such other time or on such other date as the Purchaser and the Sellers may agree upon in writing The date upon which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
     Section 2.9 Closing Deliveries.
     (a) At the Closing, the Sellers will deliver or cause to be delivered to the Purchaser:
(i)	an escrow agreement in the form of Exhibit C (the “Escrow Agreement”) executed by the Sellers and the Sellers’ Representative;

(ii)	one or more bills of sale in the form of Exhibit D (the “Bill of Sale”) executed by the Sellers;

(iii)	one or more assignment and assumption agreements in the form of Exhibit E (the “Assignment and Assumption Agreement”) executed by the Sellers;

(iv)	for each parcel of Leased Real Property, an assignment of the Sellers’ rights under each lease agreement evidencing the Sellers’ interest in such Leased Real Property in the form of Exhibit F (collectively, the “Lease Assignments”) executed by the Sellers;

(v)	assignments of all Purchased Intellectual Property in the forms of Exhibits G-1 through G-4 (collectively, the “IP Assignments”) executed by the Sellers;

(vi)	a certificate, dated as of the Closing Date, executed by the Sellers confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b);

(vii)	a noncompetition agreement in the form of Exhibit H executed by each of the Sellers and the Persons set forth on Schedule 2.9(a)(vii) (collectively, the “Noncompetition Agreements”);

(viii)	copies of the Governmental Authorizations and consents required to be obtained as a condition to Closing pursuant to Section 6.1(c);

(ix)	a certification in the form of Exhibit I executed by the Sellers stating, under penalty of perjury, the Sellers’ U.S. employer identification numbers and addresses and that each Seller is not a “foreign person” as defined in Section 1445 of the Code;

(x)	a human resource agreement in the form of Exhibit J (the “Human Resources Agreement”) executed by the Sellers;

(xi)	certificates in the form of Exhibit K of the secretary or comparable officer or manager of each Seller dated as of the Closing Date and attaching (A) such Seller’s certificate of formation and all amendments thereto, certified by the Secretary of State of the jurisdiction of such Seller’s organization not more than thirty days prior to the Closing Date, (B) such Seller’s operating agreement or other comparable governing document and all amendments thereto and (C) certificates of good standing of such Seller certified by the Secretary of State of the jurisdiction of such Seller’s organization and of each jurisdiction in which such Seller is qualified to do business as a foreign entity and issued not more than thirty days prior to the Closing Date; (D) all resolutions of the board of managers, members or directors or other comparable governing body of such Seller relating to this Agreement and the transactions contemplated by this Agreement; and (E) incumbency and signatures of the officers or managers of the Seller executing this Agreement or any other agreement contemplated by this Agreement; and

(xii)	a closing settlement statement (the “Closing Statement”) and receipt for the Initial Consideration in form reasonably satisfactory to the Purchaser.
     (b) At the Closing, the Purchaser will deliver or cause to be delivered to the Sellers:
     (i) the Initial Consideration by wire transfer of immediately available funds to the single bank account designated by TCG in writing to Purchaser, with such writing to be delivered at least 24 hours prior to Closing;
     (ii) the Escrow Agreement, Non-Competition Agreement, Human Resources Agreement, and Closing Statement executed by the Purchaser;
     (iii) the Bill(s) of Sale, the Assignment and Assumption Agreement(s) and the other assignments, if any, under Section 2.9(a)(iv) and (v) that call for a signature by the Purchaser; and
     (iv) a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).
     Section 2.10 Consents.

     (a) Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Contract, Governmental Authorization, Intellectual Property or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. The Sellers shall use their commercially reasonable best efforts, and the Purchaser shall cooperate reasonably with the Sellers, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Purchaser all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, the Sellers shall continue to use their commercially reasonable efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Sellers will cooperate with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of the Sellers in the benefits under any such Contract, Governmental Authorization, Intellectual Property or other Purchased Asset, including performance by the Sellers, if economically feasible, as agent; provided that the Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Purchaser would have been responsible therefor hereunder if such consents or waivers had been obtained.
     (b) From time to time after the Closing, and for no further consideration, each of the parties shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers jointly and severally represent and warrant to the Purchaser that except as set forth on the Seller Disclosure Schedule:
     Section 3.1 Organization and Good Standing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite LLC power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Each Seller is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign limited liability company in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Section 3.1 of the Seller Disclosure Schedule sets forth an accurate and complete list of each Seller’s jurisdiction of formation and the other jurisdictions in which it is authorized to do business and a complete and accurate list of such Seller’s current members, managers, directors and officers. Each Seller has delivered to the Purchaser accurate and complete copies of the certificate of formation, operating agreement and other governing documents, of such Seller, as currently in effect, and such Seller is not in default under or in violation of any provision thereof.
     Section 3.2 Authority and Enforceability.
     (a) Each Seller has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Seller is a party and to perform such Seller’s obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by a Seller of the Ancillary Agreements to which such Seller is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     (b) Each Member has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which such Member is a party and to perform such Member’s obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Members. This Agreement has been duly executed and delivered by each Member and constitutes the legal, valid and binding obligation of each Member, enforceable against each Member in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Members of the Ancillary Agreements, the Ancillary Agreements will constitute the legal, valid and binding obligations of the Members party thereto, enforceable against such Members in accordance with their terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     Section 3.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will:
     (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the properties or assets of any Seller (including the Purchased Assets) under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the certificate of formation, operating agreement or other comparable governing document of each Seller or any resolution adopted by the board of directors, managers or members of such Seller, (ii) any Governmental Authorization or Contract to which any Seller or any Member is a party or by which any Seller or any Member is bound or to which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to any Seller or any Member or any of their respective properties or assets; or
     (b) require any Seller or any Member to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.
     Section 3.4 Capitalization and Ownership.
     (a) The Members collectively own all of the outstanding equity interests of TCG. TCG directly or indirectly owns all of the outstanding equity interests in each of the other Sellers. There are no Contracts that bind any Seller or its members to vote, offer, purchase, issue, sell or transfer any securities of any Seller (including voting trusts, proxies, preemptive rights, rights of first refusal, co-sale rights or “bring-along” rights).

     (b) No Seller owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person. No Seller has any obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of its equity securities. No Seller is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
     Section 3.5 Financial Statements.
     (a) Attached as Section 3.5 of the Seller Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):
     (i) unaudited consolidated and consolidating balance sheet of the Sellers as of December 31, 2004 and the related unaudited consolidated and consolidating statements of income, changes in members’ equity and cash flow for the fiscal year then ended;
     (ii) audited consolidated and consolidating balance sheet of the Sellers as of December 31, 2005 (the “Balance Sheet”) and the related audited consolidated and consolidating statement of income, changes in members’ equity and cash flow for the fiscal year then ended, including any notes thereto, together with the report thereon of Altschuler, Melvoin and Glasser, LLP, independent certified public accountants; and
     (iii) an unaudited consolidated and consolidating balance sheet of the Sellers as of May 31, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated and consolidating statements of income, changes in members’ equity and cash flow for the five months ended May 31, 2005 and 2006.
     (b) The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Sellers and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the audited Financial Statements described in Section 3.5(a)(ii)). The Financial Statements fairly present the financial condition and the results of operations, changes in members’ equity and cash flow of the Sellers as of the respective dates and for the periods indicated therein. No financial statements of any Person other than the Sellers are required by GAAP to be included in the financial statements of the Sellers.
     (c) The Sellers have not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any manager, director, or officer of the Sellers. The Sellers are not a party to any off-balance sheet arrangements that would have a current or future effect on the Sellers’ financial condition or results of operation.
     Section 3.6 Books and Records. The books of account, minute books, stock record books and other records of the Sellers, all of which have been made available to the Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices. The Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Sellers maintain a process for internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting in the preparation of the Financial Statements in accordance with GAAP and includes those policies and procedures that (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Sellers, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and that receipts and expenditures of the Sellers are being made only in accordance with authorizations of the management of the Sellers and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Sellers’ assets that would have a material effect on the Financial Statements.
     Section 3.7 Accounts Receivable. All notes and accounts receivable are reflected properly on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Sellers as of the Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such notes and accounts receivable will as of the Closing Date be current and, to the Sellers’ Knowledge, collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Sellers as of the Closing Date, as the case may be. Subject to such reserves, to the Sellers’ Knowledge, each such note and account receivable either has been or will be collected in full, without any setoff, within 90 days after the date on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable. Section 3.7 of the Seller Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable, other than Consumer Loans, as of the date of the Interim Balance Sheet.
     Section 3.8 Consumer Loans. All loan transactions conducted in the business of the Sellers have been made in accordance with applicable Law and are referred to as “Consumer Loans.” All Consumer Loans, Consumer Loan accounts, loan documents, loan applications, loan files, customer checks, promissory notes and other Customer Transaction Documents (as defined below) and evidences of indebtedness reflected by the Sellers’ books and records as owed to and owned by the Sellers (collectively, the “Consumer Loans, Documents and Files”), represent bona fide assets of the Sellers and bona fide transactions between a Seller and the respective parties to such transactions. The Sellers’ books and records that are being delivered to the Purchaser contain an accurate record of the Consumer Loans, Documents and Files, including, without limitation, for each loan written, all loan application data and back-up documentation, all underwriting criteria and documentation, all notices of adverse action, all promissory notes and loan documents, the underlying check or other items securing or evidencing any security for such loans, the amount loaned and the lawful interest charge and other lawful charges, if any, to accrue thereon and all other applicable Customer Transaction Documents related thereto. All interest, fees and charges on each Consumer Loan included in the Consumer Loans, Documents and Files do not exceed the maximum rate of interest, charges and fees allowed by Law. The Sellers have provided to the Purchaser a detailed description (on a state by state basis) of the business rules and underwriting guidelines Sellers follow in receiving loan applications and in denying, approving, originating, making, documenting, holding, servicing and collecting all Customer Receivables (collectively, the “Business Rules”). Section 3.8 of the Seller Disclosure Schedule sets forth a list of such documents describing the Business Rules previously provided to the Purchaser. The Sellers have provided to the Purchaser true, complete and correct copies of all documentation used by Sellers, whether in use now or since the inception of the business of the Sellers, (on a state by state basis) in receiving loan applications and in denying, approving, originating, making, documenting, holding, servicing and collecting all Customer Receivables, including, without limitation, applications, promissory notes, loan agreements, truth-in-lending disclosures, other disclosures and disclaimers, license agreements, notices of adverse action,

FACTA alert notifications, privacy notices, receipts, arbitration agreements, repayment plan agreements and collection letters and communications (in blank and sample completed forms) (collectively, the “Customer Transaction Documents”). Section 3.8 of the Seller Disclosure Schedule sets forth a list of such Customer Transaction Documents previously provided to the Purchaser. Each Consumer Loan, Document and File has been created following the Business Rules and using the Customer Transaction Documents applicable to such Consumer Loan, Document and File without material modification or substitution (except as may be permitted by Law and is consistent with the Sellers’ ordinary course of business, any and all of which modifications or substitutions are described in detail on Section 3.8 of the Seller Disclosure Schedule). In addition to, and without limiting the foregoing, the Consumer Loans, Documents and Files, the Business Rules and the Customer Transaction Documents are complete in every material respect and comply with all Laws except for any immaterial noncompliances that would not individually or in the aggregate have a Material Adverse Effect. The Consumer Loans, Documents and Files represent or will represent valid and enforceable obligations arising from transactions actually made or performed by the Sellers in the ordinary course of its business; provided, however, the number of Consumer Loans, Documents and Files will fluctuate between the date hereof and the Closing Date in the Sellers’ normal course of business. Section 3.8 of the Seller Disclosure Schedule sets forth an accurate summary of all Customer Receivables and Consumer Loan Balances in the aggregate and on a state by state basis as of June 30, 2006. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Sellers, relating to the amount, legality or validity of the Customer Receivables, and no Seller has waived any material terms of any Customer Receivable (except as may be permitted by Law and is consistent with the Sellers’ ordinary course of business, all such waivers are described in detail on Section 3.8 of the Seller Disclosure Schedule).
     Section 3.9 No Undisclosed Liabilities. The Sellers have no Liabilities except for (a) Liabilities accrued or expressly reserved for in line items on the Balance Sheet and (b) Liabilities incurred in the ordinary course of business after the date of the Balance Sheet.
     Section 3.10 Absence of Certain Changes and Events. Since the date of the Balance Sheet, the Sellers have conducted the business only in the ordinary course of business and there has not been any change or event that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, there has not been any:
     (a) amendment to any Seller’s certificate of formation, operating agreement or other comparable charter or organizational documents;
     (b) change in any Seller’s authorized or issued equity interests, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any Seller’s equity interests or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;
     (c) split, combination or reclassification of any of any Seller’s equity interests;
     (d) declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of any Seller’s equity interests;
     (e) (i) incurrence by any Seller of any indebtedness for borrowed money or guarantee of any such indebtedness of another Person (other than in connection with the financing of trade receivables in the ordinary course of business, letters of credit or similar arrangements issued to or for the benefit of suppliers and service providers in the ordinary course of business and pursuant to existing credit facilities in the ordinary course of business), (ii) issuance, sale or amendment of any Seller’s debt securities or warrants or other rights to acquire any Seller’s debt securities, guarantee by any Seller of any debt securities of another Person, entry by any Seller into any “keep well” or other Contract to maintain any financial statement condition of another Person or entry by any Seller into any arrangement having the economic effect of any of the foregoing, (iii) loans, advances (other than routine advances to a Seller’s employees in the ordinary course of business) or capital contributions to, or investment in, any other Person by any Seller, other than in accordance with the Sellers’ cash investment policy as described in Section 3.10(e) of the Seller Disclosure Schedule or (iv) entry by any Seller into any hedging Contract or other financial agreement or arrangement designed to protect any Seller against fluctuations in commodities prices or exchange rates;
     (f) sale, lease, license, pledge or other disposition of or Encumbrance on any of the Purchased Assets;
     (g) acquisition by any Seller (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (ii) of any assets that are material to the Sellers individually or in the aggregate;
     (h) damage to, or destruction or loss of, any of the Purchased Assets with an aggregate value to the Sellers in excess of $50,000, whether or not covered by insurance;
     (i) entry into, modification, acceleration, cancellation or termination of or receipt of notice of termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to the Sellers of at least $50,000 or otherwise outside the ordinary course of business;
     (j) cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value to the Sellers exceeding $50,000 or otherwise outside the ordinary course of business;
     (k) settlement or compromise in connection with any Proceeding involving the Sellers;
     (l) capital expenditure or other expenditure by the Sellers with respect to property, plant or equipment in excess of $50,000 in the aggregate;
     (m) change in the Sellers’ accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;
     (n) acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable; or
     (o) authorization of, or entry into a Contract by, any Seller to take any of the actions described in this Section 3.10.
     Section 3.11 Assets. The Sellers have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Encumbrances. The Tangible Personal Property constitutes all such assets used in or necessary to conduct the Sellers’ business as conducted and planned to be conducted by the Sellers. Each such item of Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and planned to be used by the Seller and has been maintained in accordance with normal industry practice.
     Section 3.12 Leased Real Property.
     (a) The Sellers do not own any real property, nor has any Seller ever owned any real property.
     (b) Section 3.12(b) of the Seller Disclosure Schedule sets forth an accurate and complete description (by subject Leased Real Property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all Leased Real Property. The Sellers have delivered to the Purchaser accurate and complete copies of all leases, subleases or licenses with respect to the Leased Real Property.
     (c) The Sellers hold valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances.
     (d) Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to “permitted non-conforming” use or structure classifications. To the Sellers’ Knowledge, without investigation, all buildings, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, located on the Leased Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and the disabled. The Leased Real Property is supplied with utilities and other services necessary for the operation of the Sellers’ business and each parcel of Leased Real Property abuts on and has direct vehicular access to an improved public road or access to an improved public road via a permanent, irrevocable appurtenant easement improved with a road benefiting the parcel of Leased Real Property.
     (e) No Person other than the Sellers is in possession of any portion of the Leased Real Property. No Seller has granted to any Person the right to use or occupy any portion of any parcel of Leased Real Property, and the Sellers have received no notice, and the Sellers have no Knowledge, of any claim of any Person to the contrary.
     (f) To the Sellers’ Knowledge, without investigation, the Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and planned to be used by the Sellers and have been maintained in accordance with normal industry practice. The Leased Real Property constitutes all such property used in or necessary to conduct the Sellers’ business as conducted and planned to be conducted by the Sellers.
     Section 3.13 Intellectual Property.
     (a) Ownership. The Sellers own or otherwise have valid and legally enforceable rights to use the Purchased Intellectual Property. The Purchased Intellectual Property constitutes all of the Intellectual Property used in or necessary to conduct the Sellers’ business as conducted and planned to be conducted by the Sellers. The Sellers are the sole owner of, and have valid title to, all of the Purchased Intellectual Property, other than the Third Party Intellectual Property listed in the Seller Disclosure Schedule pursuant to Section 3.13(b) (the “Owned Intellectual Property”). Section 3.13(a) of the Seller Disclosure Schedule lists all Owned Intellectual Property.

     (b) Inbound Licenses and Rights. Section 3.13(b) of the Seller Disclosure Schedule lists all Intellectual Property (including all Internally Used Shrinkwrap Software) that any third party has licensed to the Sellers or otherwise authorized the Sellers to use (the “Third Party Intellectual Property”) and the number of users, sites, seats or computers authorized pursuant to each such license. The Sellers have delivered to the Purchaser accurate and complete copies of the Contracts governing such Third Party Intellectual Property (except for licenses of Internally Used Shrinkwrap Software). Neither the Sellers, nor, to the Sellers’ Knowledge, any other party thereto, has breached any of the Contracts governing the Third Party Intellectual Property.
     (c) No Restrictions. The Owned Intellectual Property is free of all payment obligations and other Encumbrances and is not subject to any Judgments or limitations or restrictions on use or otherwise. There is no Proceeding, Judgment or Contract to which any Seller or any officer, director or manager of any Seller is a party that prohibits or restricts the Sellers from carrying on its business anywhere in the world or from any use of the Purchased Intellectual Property. No Person has any rights in the Owned Intellectual Property that would cause any reversion or renewal of rights in favor of that Person or termination of the Sellers’ or, following the Closing, the Purchaser’s rights in the Owned Intellectual Property.
     (d) Effect of Closing. Immediately after the Closing, the Purchaser will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Purchased Intellectual Property in the same manner and on the same terms that the Sellers had immediately prior to the Closing. The Sellers are not legally bound by any Contract or other obligation under which the occurrence of the Closing would (i) obligate the Sellers or the Purchaser to license, or otherwise grant rights to any other Person in, any Intellectual Property (whether owned or used by the Sellers or the Purchaser), (ii) entitle any Person to a release of any source code escrow, (iii) result in an Encumbrance on the Purchased Intellectual Property or (iv) otherwise increase any burdens or decrease any rights relating to the Purchased Intellectual Property.
     (e) Perfection of Ownership Rights. Except as set forth in Section 3.13(e) of the Seller Disclosure Schedule, Sellers have developed or created all of the Owned Intellectual Property. In addition, with respect to the Owned Intellectual Property:
     (i) Employees. Section 3.13(e) of the Seller Disclosure Schedule lists all employees who conceived, authored, invented, developed, reduced to practice or otherwise contributed to the Owned Intellectual Property.
     (ii) Consultants. Section 3.13(e) of the Seller Disclosure Schedule also separately lists all consultants or other Persons who conceived, authored, invented, developed, reduced to practice or otherwise contributed to the Purchased Intellectual Property (including all software source code and object code) and who were not then employees of the Sellers. The Sellers have obtained, and Section 3.13(e) of the Seller Disclosure Schedule separately lists, a written assignment to the Sellers from each of those non-employees of all Intellectual Property rights relating to any of the Owned Intellectual Property, indicating in each case the assignor, assignee and subject matter of the assignment.
     (iii) Other Assignments. Section 3.13(e) of the Seller Disclosure Schedule separately lists all other written assignments, if any, necessary by Law or any Contract to establish the Sellers’ sole ownership rights in the Owned Intellectual Property.
     (iv) Effect of Assignments. In each case in which the Sellers have acquired any Intellectual Property from any Person, other than a license of the Third Party Intellectual Property listed under Section 3.13(b), the Sellers have obtained a valid and enforceable assignment sufficient to transfer all rights in that Intellectual Property to the Sellers. If the Sellers have so acquired Registered Intellectual Property, the Sellers have duly recorded each of these assignments with the appropriate Governmental Authority, and listed these assignments in Section 3.13(e) of the Seller Disclosure Schedule.
     (f) Registered Intellectual Property. Section 3.13(f) of the Seller Disclosure Schedule separately lists all Registered Intellectual Property included within the Purchased Intellectual Property. The Sellers have delivered to the Purchaser accurate and complete copies of the documentation in its possession or control in respect of such Registered Intellectual Property.
     (i) Fees and Applications. All necessary registration, maintenance, renewal and annuity fees and Taxes have been paid, and all necessary documents have been filed, in connection with the Sellers’ Registered Intellectual Property. In connection with the Registered Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without any adverse action or Proceedings pending or, to the Seller’s knowledge, threatened by or before the Governmental Authority in which the registrations or applications are issued or filed.
     (ii) List of Maintenance Actions. Section 3.13(f) of the Seller Disclosure Schedule accurately and completely lists all actions that must be taken by the Sellers within 90 days after the date of this Agreement relating to the payment of any fees or Taxes or the filing of any documents necessary or appropriate to maintain, perfect or renew any Registered Intellectual Property.
     (iii) Status of Pending Applications. Each and every application for registration included in the Registered Intellectual Property has been validly and completely filed with the appropriate office or agency and in accordance with all Laws governing such application. To the Seller’s knowledge, no event has occurred and no circumstance or ground exists that is reasonably likely to give rise to or serve as the basis for any full or partial invalidity, rejection, denial or abandonment of any such application, or for such application to not result in a valid and enforceable registration, or for any such registration, or any registration or record included in the Registered Intellectual Property, to be held invalid, invalidated, cancelled, reexamined, unenforceable or subject to invalidity, cancellation, reexamination or unenforceability, for any reason, including based on any right of or any objection, petition, interference or other action by any third party.
     (g) Validity. All patents and registered or unregistered copyrights, trademarks and service marks included in the Purchased Intellectual Property are valid and subsisting under applicable Law for those respective categories of Intellectual Property and, to the Sellers’ knowledge, no facts or circumstances exist that would render any of the Purchased Intellectual Property invalid or unenforceable, except that this representation is made only to the Sellers’ Knowledge concerning any Third Party Intellectual Property. All releases and versions of the software included in the Owned Intellectual Property contain appropriate copyright legends or notices in the name of the Sellers.
     (h) Outbound Licenses and Rights. Section 3.13(h) of the Seller Disclosure Schedule lists all Contracts under which the Sellers have licensed or otherwise granted rights in any of the Purchased Intellectual Property to any Person other than the grant of rights in the normal course of business to customers and end users of the Sellers’ online products and services. Section 3.13(h) of the Seller Disclosure Schedule also lists separately all of the following related to the Purchased Intellectual Property: (i) any exclusive rights granted to any third party; (ii) any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person; or (iii) any other Contracts that give other Persons the right to use, market or otherwise exploit or commercialize any of the Purchased Intellectual Property or related products or services other than the grant of rights in the normal course of business to customers and end users of the Sellers’ online products and services.
     (i) Indemnity Agreements. The Sellers have not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Losses resulting or arising from the Purchased Intellectual Property, except under those Contracts summarized or described in Section 3.13(h) of the Seller Disclosure Schedule.
     (j) No Violation of the Sellers’ Rights. To the Sellers’ Knowledge, no Person has used, disclosed, infringed or misappropriated any of the Purchased Intellectual Property, other than authorized uses and disclosures in accordance with the Contracts described in Sections 3.13(b) and 3.13(h) of the Seller Disclosure Schedule. Immediately after the Closing, the Purchaser will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property. The Sellers have not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Purchased Intellectual Property or breach of any Contract involving the Purchased Intellectual Property.
     (k) No Violation of Third Party Rights. Neither the conduct of the Sellers’ business nor the Sellers’ creation, use, license or other transfer of the Purchased Intellectual Property infringe or misappropriate any other Person’s Intellectual Property rights. The Sellers have not received notice of any pending or threatened Proceeding or any allegation or claim in which any Person alleges that the Sellers, its business or the Purchased Intellectual Property has violated any Person’s Intellectual Property rights. There are no pending disputes between the Sellers and any other Person relating to the Purchased Intellectual Property.
     (l) Confidentiality. The Sellers have taken all commercially reasonable steps necessary to protect and preserve trade secrets and other confidential information included in the Purchased Intellectual Property. The Sellers have taken all commercially reasonable steps necessary to comply with all duties of the Sellers to protect the confidentiality of information provided to the Purchaser by any other Person. Section 3.13(l) of the Seller Disclosure Schedule lists all standalone nondisclosure agreements and any other Contract under which the Sellers have agreed to keep confidential or not use any Intellectual Property or other information of another Person (provided that the Sellers need not separately list for this purpose licenses of Internally Used Shrinkwrap Software). The Sellers have obtained from each current and former employee, consultant and other independent contractor an executed proprietary information and invention assignment agreement (containing no exceptions or exclusions from the scope of its coverage) substantially in the form(s) set forth in Section 3.13(l) of the Seller Disclosure Schedule. To the Sellers’ Knowledge, none of those current or former employees, consultants or other independent contractors has violated any of those Contracts.
     (m) No Harmful Code. The Sellers take commercially reasonable steps at all times to assure that all software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means. The Purchased Intellectual Property does not contain any Harmful Code.
     (n) Software Functionality. Each of the computer software programs included in the Owned Intellectual Property is functional and operational substantially in accordance with the specifications and documentation of the Sellers relating to that software, and has been documented in accordance with the standard practices of the Sellers. The Sellers possess full and complete source and object code versions of all such software and all documentation with respect thereto, a copy of which has been previously made available to the Purchaser. The Purchased Intellectual Property includes all items and documentation necessary so that a trained computer programmer can develop, maintain, support, compile and use that software.
     (o) Spyware/Adware. To the Knowledge of the Sellers, none of the Sellers distributes Spyware or Adware in connection with the businesses they conduct. Each of the Sellers’ applications can be readily uninstalled by users using commercially available uninstall utilities, and no such application, if uninstalled, can reinstall itself without the consent of such users; provided that the Sellers make no representation or warranty that such uninstall process will always operate without error.
     (p) No Special Adverse Circumstances. The computer software source and object code underlying or utilized in connection with the Owned Intellectual Property does not incorporate, depend upon or require for its functionality any source or object code or other Intellectual Property that is not wholly-owned by the Sellers. None of the Purchased Intellectual Property was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university. The Sellers are not a member of, and are not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members. None of the Purchased Intellectual Property (other than the Third Party Intellectual Property) includes any software of the type commonly referred to as “freeware” or “shareware,” or that is subject to any form of “GNU,” “Mozilla,” or other public license.
     Section 3.14 Contracts.
     (a) Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract to which any Seller is a party, by which any Seller or any of the Purchased Assets is bound or pursuant to which any Seller is an obligor or a beneficiary, which:
     (i) involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $25,000;
     (ii) is for capital expenditures in excess of $25,000;
     (iii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit in excess of $25,000, other than accounts receivables and payables in the ordinary course of business;
     (iv) is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property;
     (v) is a license or other Contract under which a Seller has licensed or otherwise granted rights in any Purchased Intellectual Property to any Person (except for licenses implied by the sale of a product to customers in the ordinary course of business) or any third party has licensed or sublicensed to a Seller, or otherwise authorized a Seller to use, any Third Party Intellectual Property;
     (vi) is for the employment of, or receipt of any services from, any manager, director or officer of a Seller or any other Person on a full-time, part-time, consulting or other basis;
     (vii) provides for severance, termination or similar pay to any of the Sellers’ current or former managers, directors, officers, employees or consultants or other independent contractors;

     (viii) provides for a loan or advance of any amount to any manager, director, employee or officer of a Seller, other than advances for travel and other appropriate business expenses in the ordinary course of business;
     (ix) licenses any third party to manufacture or reproduce any of the Sellers’ products, services or technology or any Contract to sell or distribute any of the Sellers’ products, services or technology;
     (x) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which a Seller has any material ownership interest in any other Person or business enterprise;
     (xi) is with Google, Inc. or any of its Affiliates (“Google”) or any other search engine, lead aggregator or online advertiser, including “pay-per-click” advertisers (“Online Advertisers”);
     (xii) contains any covenant limiting the right of the Sellers to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Sellers’ products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Sellers to make, sell or distribute any products or services;
     (xiii) contains any covenant or obligation to maintain the confidentiality of any information of any Person;
     (xiv) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Sellers;
     (xv) is a power of attorney granted by or on behalf of a Seller;
     (xvi) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by a Seller other than in the ordinary course of business;
     (xvii) provides insurance with respect to the business, properties, assets or operations of the Sellers;
     (xviii) is a settlement agreement with respect to any pending or threatened Proceeding entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Sellers in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment with the Sellers or (B) settlement agreements for cash only (which has been paid) and does not exceed $10,000 as to such settlement;
     (xix) was entered into other than in the ordinary course of business and that involves an amount or value in excess of $10,000 or contains or provides for an express undertaking by the Sellers to be responsible for consequential damages; or

     (xx) is otherwise material to the business, properties or assets of the Sellers or under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect.
     (b) The Sellers have delivered to the Purchaser an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Contracts required to be listed in Section 3.14(a) of the Seller Disclosure Schedule. With respect to each such Contract required to be listed:
     (i) the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms or except as the same may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies affecting conditions, rights and general principles of equity affecting the availability of specific performance and other equitable remedies;
     (ii) the Sellers and, to the Sellers’ Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract;
     (iii) neither the Sellers nor, to the Sellers’ Knowledge, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Sellers or, to the Sellers’ Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any material benefit under the Contract; and
     (iv) the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Sellers have no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.
     (c) To the Sellers’ Knowledge, no manager, officer, director, agent, employee or consultant or other independent contractor of any Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for any Seller, (ii) his or her ability to assign to any Seller rights to any invention, improvement, discovery or information relating to the Sellers’ business or (iii) the ability of any Seller to conduct its business.
     (d) The Sellers are not, nor has any Seller at any time within the past 10 years been, party to any Contract with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).
     Section 3.15 Tax Matters.
     (a) All Tax Returns of the Sellers required to be filed on or before the Closing have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. The Sellers have timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where a Seller does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. The Sellers have not requested an extension of time within which to file any Tax Return which has not since been filed.
     (b) The Sellers have, and will have, no additional Liability for Taxes with respect to any Tax Return that was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet. Since the date of the Balance Sheet, the Sellers have not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.
     (c) All Taxes that the Sellers are required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to, or benefit provided under any Seller Plan to, any employee, independent contractor, creditor, stockholder, or other third party, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.
     (d) All Tax deficiencies that have been claimed, proposed or asserted in writing against the Sellers have been fully paid, are being contested in good faith or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, would result in the proposal or assertion of a Tax deficiency for any other year not so examined.
     (e) No Seller is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority) that purports to be binding upon any assignee or transferee of all or substantially all the assets of a Seller.
     (f) None of the Purchased Assets constitutes Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code. None of the Purchased Assets is subject to a lease, safe harbor lease or other arrangement as a result of which any Seller is not treated as the owner of such Purchased Asset for federal income Tax purposes.
     (g) No Seller is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (h) There are no Encumbrances upon any of the Purchased Assets arising from any failure or alleged failure to pay any Tax (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet).
     (i) No Seller is, or during the last twelve months prior to the date hereof has been, engaged in the business of selling tangible personal property or registered with any Governmental Authority as a dealer for purposes of collecting sales or similar Taxes on the sale of tangible personal property.
     Section 3.16 Employee Benefit Matters.
     (a) Section 3.16(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Seller Plans and identifies each such Seller Plan that provides for the deferral of compensation and is subject to Section 409A of the Code. Other than the Seller Plans, there are no plans, agreements or arrangements relating to the provision of benefits to any current or former director, officer, employee or consultant.

     (b) The Sellers have delivered to the Purchaser an accurate and complete copy of (i) each Seller Plan, including plan documents, plan amendments, any related trust documents, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Sellers, the most recent determination letter issued by the IRS with respect to any Seller Plan that is or is intended to be a defined contribution plan under Section 401 of the Code and (iv) a schedule of all claims experience under the Sellers’ group health and dental plans for the period beginning January 1, 2005 through the date hereof.
     (c) Neither the Sellers nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any multiemployer plan as defined in Section 3(37)(A) of ERISA. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), the Sellers do not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor are the Sellers obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service and the Sellers have provided the Purchaser with a list of all individuals receiving or eligible to receive COBRA contribution coverage under any Seller Plan maintained by the Sellers.
     (d) Each Seller Plan is and at all times has been maintained, funded, operated and administered, and the Sellers have performed all of their obligations under each Seller Plan, in each case in accordance with the terms of such Seller Plan and in compliance with all applicable Laws, including ERISA and the Code, except in each case as would not reasonably be expected to have a Material Adverse Effect.
     Section 3.17 Employment and Labor Matters.
     (a) Section 3.17(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for the Sellers, including each employee on leave of absence or layoff status, along with the position, date of hire or engagement, compensation and the number of months of continuous service credit with the Sellers with respect to such Persons. To the Sellers’ Knowledge, no manager, director, officer, key employee or group of employees of the Sellers intends to terminate his, her or their employment with the Sellers.
     (b) Neither the Sellers nor any ERISA Affiliate is, or has been, a party to or bound by any collective bargaining, works council or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by the Sellers or any ERISA Affiliate. The Sellers have no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council or other labor organization or group of employees with respect to any employees of the Sellers. There is no union, works council, or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
     (c) Since December 31, 2004, the Sellers have not experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to the Sellers’ Knowledge is any such action threatened. To the Sellers’ Knowledge, no event has occurred or circumstance exists that may give rise to any such action, nor does the Seller contemplate a lockout of any employees.
     (d) The Sellers have complied in all material respects with all applicable Laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, occupational safety and plant closing, except in each case as would not reasonably be expected to have a Material Adverse Effect.
     (e) There is no Proceeding pending or, to the Sellers’ Knowledge, threatened against or affecting the Sellers relating to the alleged violation by the Sellers (or its managers, directors, employees or officers) of any Law pertaining to labor relations or employment matters, except in each case as would not reasonably be expected to have a Material Adverse Effect.
     Section 3.18 Environmental, Health and Safety Matters.
     The Sellers are, and for the last three years have been, in material compliance with all, and not subject to any material Liability under any, Environmental Laws and Occupational Safety and Health Laws. The Sellers have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws or Occupational Safety and Health Laws, including any investigatory, remedial or corrective obligations relating to the Sellers or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Sellers. No Hazardous Materials, contamination, landfill, surface impoundment, disposal area or underground storage tank is present or, to the Sellers’ Knowledge, has ever been present at any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Sellers. The Sellers have not generated, manufactured, produced, processed, refined, mixed, repackaged, treated, stored, handled, disposed, released, transferred or transported any Hazardous Materials. Neither this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any obligation for notification to or consent of any Governmental Authority or other third party, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.
     Section 3.19 Compliance with Laws, Judgments and Governmental Authorizations.
     (a) Without limiting the scope of any other representation in this Agreement, each of the Sellers has complied with all Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets, (and no Seller has violated any such Laws, Judgments or Governmental Authorizations) including without limitation the Bank Secrecy Act, the U.S.A. Patriot Act, the Gramm-Leach-Bliley Act, the Consumer Reporting Employment Clarification Act, the Consumer Collection Credit Act, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, all truth-in-lending related Laws, all anti-money laundering and “know-your-customer” Laws, all usury and consumer protection related Laws and all debt collection Laws. The Sellers have implemented a comprehensive, effective written anti-money laundering compliance program that complies with all applicable Laws and has operated its business in compliance with such program and have disclosed all such information to the Purchaser. The Sellers have not received at any time since December 31, 2004 any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of the Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Each of the Sellers has delivered privacy notices, notices of adverse action and FACTA alert notices to each of its customers and loan applicants to whom such notices are required to be delivered in accordance with Law. Copies of all such disclosure notice forms the Sellers have delivered to its customers and loan applicants have been provided to the Purchaser and are listed on Section 3.19 of the Seller Disclosure Schedule.

     (b) Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of each material Governmental Authorization held by each Seller, all of which are valid and in full force and effect and will remain so following the Closing subject to any acts of the Purchaser. The Governmental Authorizations listed in Section 3.19(b) of the Seller Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to conduct the Sellers’ business lawfully and in the manner in which each Seller currently conducts its business and to permit the Sellers to own and use the Purchased Assets in the manner in which it owns and uses such assets. All applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority. All such Governmental Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.
     (c) Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of each material Judgment to which any Seller or any of the Purchased Assets, is or has been subject. To the Sellers’ Knowledge, no manager, director, officer or key employee of the Sellers is subject to any Judgment that prohibits such manager, director, officer or key employee from engaging in or continuing any conduct, activity or practice relating to the Sellers or the Sellers’ business.
     (d) No Seller has made material sales or consummated any other material transactions outside the United States.
     Section 3.20 Legal Proceedings. Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against each Seller or that otherwise relate to or will affect such Seller’s business or any of the Purchased Assets, (b) that are, to the Sellers’ Knowledge, by or against any of the managers, directors or officers of the Sellers in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the business of any Seller or any of the transactions contemplated by this Agreement. To the Sellers’ Knowledge, no Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any Proceeding described in the immediately preceding sentence. The Sellers have delivered to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. Such Proceedings will not, in the aggregate, have a Material Adverse Effect.
     Section 3.21 Other Business Activities. None of the Sellers conduct any Other Business Activities.
     Section 3.22 Franchising. The Sellers have not offered to sell to any person or entity a “franchise” or “business opportunity” as those terms are defined in the Trade Regulation Rule on Franchising promulgated by the Federal Trade Commission or any applicable state business opportunity or franchise law.
     Section 3.23 Policies and Procedures. The Sellers have previously delivered full, true and complete copies of all Seller Policies and Procedures to the Purchaser. To the Sellers’ Knowledge, the Sellers have operated their business in material compliance with all such Seller Policies and Procedures.
     Section 3.24 Relationship with Search Engines and Online Advertisers. Since December 31, 2005 there has not been any adverse change in the business relationship of the Sellers with Google or any other Online Advertiser. None of the Sellers has received, prior to the date hereof, notice of (i) any Online Advertiser’s intention to breach, terminate, or alter any contract between such Online Advertiser and any Seller, or (ii) early termination of, or a request for a concession by, any Seller of any such contract, or (iii) any Online Advertiser’s belief that the Sellers are not in compliance with any such contract
     Section 3.25 Traffic Metrics. Section 3.25 of the Seller Disclosure Schedule sets forth certain web site “traffic metrics,” and the data contained therein fairly presents the specified internet traffic of the Sellers for the periods indicated therein.
     Section 3.26 Insurance. Section 3.26 of the Seller Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Sellers, or under which the Sellers are the beneficiary of coverage. Section 3.26 of the Seller Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Sellers pursuant to any such certificate of insurance, binder or policy and describes the nature and status of the claims. The Sellers have not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.26 of the Seller Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The certificates of insurance, binders and policies maintained by the Sellers, or under which the Sellers are the beneficiary of coverage, (taken together) are, and have been since inception of the Business of the Sellers, of such types and in such amounts and for such risks, casualties and contingencies as are reasonably adequate to insure the Sellers against insurable losses, damages and claims to its business, properties, assets and operations consistent with industry standards. No Seller has maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.
     Section 3.27 Relationships with Affiliates. No Member nor any Affiliate of any Member or any Seller has, or has had, any interest in any material Purchased Asset or Assumed Liability. No Member nor any Affiliate of any Member or any Seller owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had material business dealings or a material financial interest in any transaction with a Seller or (b) engaged in competition with a Seller with respect to any line of the products or services of the Sellers in any market presently served by the Sellers, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. No Member nor any Affiliate of any Member or a Seller is a party to any Contract with, or has any material claim or right against, a Seller or any of the Purchased Assets or Assumed Liabilities.
     Section 3.28 Brokers or Finders. Neither a Seller, any Member nor any Person acting on behalf of the Sellers or any Member has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.
     Section 3.29 Solvency. The Sellers are not insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of the Sellers exceeds the present fair saleable value of the Sellers’ assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) each of the Sellers will be able to pay its Liabilities as they become due in the usual course of its business, (b) none of the Sellers will have unreasonably small capital with which to conduct its present business, (c) each of the Sellers will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending litigation, all threatened litigation known to the Sellers, final judgments against any of the Sellers in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, no Seller will be unable to satisfy any such judgment promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Sellers. The cash available to the Sellers, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
     Section 3.30 Bulk Sales. No bulk sale/transfer Law applies to the transaction contemplated hereby and the Purchaser will suffer no loss, cost or expense because of the non-compliance of the parties hereto with any bulk sale/transfer Law.
     Section 3.31 Disclosure. No representation or warranty of the Sellers or the Members in this Agreement and no statement in the Seller Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 2.6, Section 2.7 or Section 5.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. The Sellers have no Knowledge of any fact that has specific application to the Sellers (other than general economic or industry conditions) and that would reasonably be expected to have a Material Adverse Effect.
     Section 3.32 Investment Representations.
     (a) The Shares to be received by the Sellers will be acquired for investment for the Sellers’ own account, not as a nominee or agent for any unrelated third party, and not with a view to the resale or distribution (as such term is used in the Securities Act) of any part thereof to any unrelated third party, and the Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same to any unrelated third party, but subject to the ability of the Sellers to transfer shares to an affiliate, including the Members and, if applicable, their members (within the meaning of Rule 405 promulgated under the Securities Act) of the Sellers. The Sellers have no need for liquidity related to the acquisition of the Shares, but the Sellers and the Members contemplate that the Sellers may distribute the Shares to the Members and, if applicable, members of the Members.
     (b) Each of the Sellers and the Members has received and read or reviewed, and is familiar with, this Agreement and the other agreements executed in connection with this Agreement and confirms that all documents, books and records pertaining to the investment in the Shares and requested by any of the Sellers and the Members have been made available to them.
     (c) Each of the Sellers and the Members has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Shares and about other information, documents and records relative to the Purchaser’s business assets, financial condition, results of operations and liabilities.
     (d) Each of the Sellers and the Members (including each of the members of Global Cash Advance, LLC) is an experienced investor in securities and acknowledges that it can bear the complete economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares, and each also is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.
     (e) Each of the Sellers and the Members understands that the acquisition of the Shares involves a high degree of risk.

     (f) Each of the Sellers and the Members understands that the Shares it is acquiring are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act and applicable state securities laws, except in certain limited circumstances. Each of the Sellers and the Members further understands that the Share certificates, and any certificates issued as a result of any distribution of Shares by TCG to the Members or by the Members to their respective members or other equity interest holders, will bear a legend reflecting such limitations. In this connection, each of the Sellers and the Members represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each of the Sellers and the Members acknowledges that in connection with any transfer of the Shares (other than pursuant to an effective registration statement, a transfer in compliance with Rule 144, a transfer to the Purchaser or a transfer to an Affiliate of such Seller or such Member) the Purchaser may require the transferor thereof to provide to the Purchaser an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Purchaser, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. Each of the Sellers and the Members understands that the Purchaser is under no obligation to register any of the securities sold hereunder.
     (g) Each of the Sellers and the Members further understands that a portion of the Shares that may be issued as Supplemental Payments, shall be placed in escrow and released in accordance with the terms and conditions of the Escrow Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Sellers that except as set forth on the Purchaser Disclosure Schedule:
     Section 4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases as the nature of its activities makes such qualification or licensure necessary.
     Section 4.2 Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Purchaser is a party and to perform the Purchaser’s obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Purchaser of the Ancillary Agreements to which the Purchaser is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

     Section 4.3 No Conflict. Neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will:
     (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the articles of incorporation or bylaws of the Purchaser or any resolution adopted by the members or board of directors of the Purchaser, (ii) any Governmental Authorization or Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law or Judgment applicable to the Purchaser or any of its properties or assets; or
     (b) require the Purchaser to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.
     Section 4.4 Legal Proceedings. There is no pending Proceeding that has been commenced against the Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Purchaser’s knowledge, no such Proceeding has been threatened.
     Section 4.5 Brokers or Finders. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement other than with respect to Jefferies & Company, which shall be the sole responsibility of the Purchaser.
     Section 4.6 Purchaser’s Common Stock. The issuance of the Shares pursuant to this Agreement is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived. The Shares to be issued pursuant to this Agreement have been duly authorized and when issued pursuant to the terms of this Agreement will be validly issued and outstanding, fully paid and non-assessable and free from any lien or encumbrance (including any pre-emptive rights) and such Shares will be approved for listing on the New York Stock Exchange, subject to official notice of issuance. The Purchaser’s common stock is currently traded on the New York Stock Exchange and the Purchaser has not received any notice relating to the delisting of its common stock.
     Section 4.7 Issuance Valid. Subject to the truth and correctness of the representations and warranties contained in Section 3.32 and to the compliance by the Sellers and the Members with the agreements contained therein, the issuance of the Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.
ARTICLE 5
PRE-CLOSING COVENANTS
     Section 5.1 Access and Investigation. From the date of this Agreement until the Closing and upon reasonable advance written notice from the Purchaser, the Sellers will (a) afford the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives full access during normal business hours to all of its properties, books, Contracts, personnel and records related to the Purchased Assets and personnel as the Purchaser may reasonably request and (b) furnish promptly to the Purchaser and its directors, officers, employees, agents, prospective financing sources, consultants and other advisors and representatives all other information related to the Purchased Assets and its personnel as the Purchaser may reasonably request, subject to the provisions of Section 8.4.
     Section 5.2 Operation of the Business of the Sellers.
     (a) From the date of this Agreement until the Closing, each Seller will:
     (i) conduct its business only in the ordinary course of business consistent with past practices and in accordance with the Business Plan;
     (ii) use its commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships and relationships with customers, strategic partners, suppliers, service providers, distributors, landlords and others doing business with it;
     (iii) confer with the Purchaser concerning operational matters of a material nature;
     (iv) not declare, pay or make any dividends or distributions on its equity interests;
     (v) not enter into any agreement (oral or written) with its managers, directors, officers or salaried employees except as may be necessary to help consummate the transaction contemplated hereunder; provided, however, that the Sellers shall obtain the Purchaser’s prior written consent prior to entering into any such agreement, which consent shall not be unreasonably withheld or delayed;
     (vi) not increase the compensation of its managers, directors, officers or employees, except for routine salary adjustments made in the ordinary course of the Sellers’ business;
     (vii) except as set forth on Schedule 5.2(a)(vii), not make capital expenditures (or enter into commitments to make capital expenditures) in excess of $50,000 (either individually or in the aggregate);
     (viii) not issue or grant any equity interests or grant any options or rights to purchase or acquire any equity interests; and
     (ix) make any notices or filings required under the WARN Act.
     (b) Without limiting the generality of Section 5.2(a) and except as otherwise expressly permitted by this Agreement, the Sellers will not (i) act or omit to act in a manner that would result in a Material Adverse Effect or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the type described in Section 3.10.
     Section 5.3 Consents and Filings; Reasonable Efforts.
     (a) Subject to Section 5.3(b) in the case of the Purchaser, each of the parties will use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those disclosed or required to be disclosed as exceptions to Section 3.3(b) on the Seller Disclosure Schedule and Section 4.3 on the Purchaser Disclosure Schedule and those set forth on Schedule 6.1(c) and Schedule 6.2(c).
     (b) Within five business days following the execution and delivery of this Agreement, at the Purchaser’s sole cost and expense, the Sellers and the Purchaser will each file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), will use their respective commercially reasonable efforts to obtain early termination of the applicable waiting period and will make all further filings pursuant thereto that may be necessary, proper or advisable. The foregoing will not be deemed to require the Purchaser to enter into any agreement, consent decree or other commitment requiring the Purchaser or any of its Affiliates to divest (including through the granting of any license rights) or hold separate any assets (including the Purchased Assets) or to take any other action that would have a Material Adverse Effect.
     Section 5.4 Notification. From the date of this Agreement until the Closing, each of the parties will give prompt notice to the other parties of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing and (b) any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice, including pursuant to Article 7 or Article 9 unless such party elects to waive such misrepresentation, breach of warranty or breach of covenant and close the transactions contemplated by this Agreement despite such notification.
     Section 5.5 No Negotiation. From the date of this Agreement until the earlier of Closing or termination of this Agreement in accordance with Section 7.1, neither the Sellers nor any Member will (nor will the Sellers or any Member permit or authorize, as applicable, any of their respective Affiliates, managers, directors, officers, employees, agents, consultants and other advisors and representatives to), directly or indirectly:
     (a) solicit, initiate, encourage or entertain any inquiry or the making of any proposal or offer;
     (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract; or
     (c) furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations in each case regarding any business combination transaction involving the Sellers or any other transaction to acquire all or any part of the business, properties or Intellectual Property of the Sellers or any amount of the equity interests of the Sellers (whether or not outstanding), whether by merger, purchase of assets, purchase of equity interests, tender offer, license or otherwise, other than with the Purchaser. The Sellers and the Members will immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If the Sellers, any Member or any of their respective Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or (b) above or any request for disclosure or access as referenced in clause (c) above, such Seller or such Member, as applicable, will immediately suspend any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof.
     Section 5.6 Satisfaction of Obligations to Creditors. At or prior to the Closing Date, the Sellers will satisfy all obligations of the Sellers owed to its creditors or take other action or obtain other consents necessary to permit the Purchaser to obtain clear title to the Purchased Assets free of all Encumbrances, and the Sellers will deliver to the Purchaser termination statements, releases and other appropriate evidence requested by the Purchaser to the effect that no Encumbrances against the Purchased Assets exist as of the completion of the Closing.
ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
     Section 6.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
     (a) all of the Sellers’ representations and warranties set forth in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing as though made on the Closing (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the representations and warranties set forth in Section 3.2 and Section 3.5 and each of the Sellers’ representations and warranties that is qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing as though made on the Closing, and except to the extent representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date;
     (b) all of the covenants and obligations that the Sellers or any Member is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
     (c) each of the Governmental Authorizations and consents identified in Schedule 6.1(c), if any, as a Governmental Authorization or consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated;

     (d) since the date of this Agreement, there must not have been commenced or, to the Sellers’ knowledge, threatened against the Purchaser, or against any Affiliate of the Purchaser, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;
     (e) neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice, lapse of time or both), contravene, conflict with, result in a violation of, or cause the Purchaser or any Affiliate of the Purchaser to suffer any Losses under, (i) any applicable Law, Judgment or Governmental Authorization or (ii) any Law or Judgment that has been published, introduced or otherwise formally proposed by or before any Governmental Authority;
     (f) each of the employees listed on Schedule 6.1(f) who have been offered employment by the Purchaser shall have accepted such offers of employment on terms and conditions reasonably satisfactory to the Purchaser and in accordance with the Human Resources Agreement;
     (g) since the date of this Agreement, there must not have been any change or event that has had or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the business prospects of the Sellers;
     (h) the Sellers must have delivered or caused to be delivered (i) each document that Section 2.9(a) requires it to deliver, (ii) an opinion of Greenberg Traurig, LLP, corporate counsel to the Sellers and the Members, addressed to the Purchaser (and its assignees, if applicable) and dated the Closing Date, opining as to the matters set forth on Exhibit L, in form and substance reasonably satisfactory to the Purchaser and its counsel and (iii) and such other documents, instruments and certificates as the Purchaser may reasonably request for the purpose of consummating the transactions contemplated by this Agreement; and
     (i) the Purchaser shall have received, at its own expense, an opinion of Manatt, Phelps and Phillips opining as to the regulatory matters set forth on Exhibit M in form and substance satisfactory to the Purchaser and its counsel.
     Section 6.2 Conditions to the Obligation of the Sellers. The obligation of the Sellers to consummate the sale of the Purchased Assets and the other transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):
     (a) all of the Purchaser’s representations and warranties set forth in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing as though made on the Closing (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties), except for the representations and warranties set forth in Section 4.2 and each of the Purchaser’s representations and warranties that is qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing as though made on the Closing, and except to the extent representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date;

     (b) all of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);
     (c) each of the Governmental Authorizations and consents identified in Schedule 6.2(c), if any, as a Governmental Authorization or consent that is required to be obtained as a condition to Closing must have been obtained and must be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated;
     (d) each credit support arrangement, including letters of credit, guaranty, surety and other similar obligations relating to obligations of TCG or its business, set out in Schedule 6.2(d) hereto shall be released or terminated by the beneficiary thereof or otherwise replaced or guaranteed by the Purchaser.
     (e) there must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement; and
     (f) the Purchaser must have delivered or caused to be delivered to the Sellers (i) each document that Section 2.9(b) requires it to deliver, (ii) an opinion of Baker & McKenzie LLP, counsel to the Purchaser, addressed to the Sellers and dated the Closing Date, opining as to the matters set forth on Exhibit N and in form and substance reasonably satisfactory to the Sellers and their counsel and (iii) such other documents, instruments and certificates as the Seller may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.
ARTICLE 7
TERMINATION
     Section 7.1 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:
     (a) by mutual consent of the Purchaser and the Sellers;
     (b) by the Purchaser if there has been a breach in any material respect of any of the Sellers’ representations, warranties or covenants contained in this Agreement (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties and, with respect to the representations and warranties set forth in Section 3.2 and Section 3.5 and each of the Sellers’ representations and warranties that is qualified as to materiality, any breach of such representations and warranties) that would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 10 days after receipt of the notice of the breach from the Purchaser;
     (c) by the Sellers if there has been a breach in any material respect of any of the Purchaser’s representations, warranties or covenants contained in this Agreement (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties and, with respect to the representations and warranties set forth in Section 4.2 and each of the Purchaser’s representations and warranties that is qualified as to materiality, any breach of such representations and warranties) that would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 10 days after receipt of the notice of breach from the Sellers;

     (d) by the Purchaser if there has been any change or event (including any change or proposed change in Law or interpretation thereof) that has had or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the business prospects of the Sellers;
     (e) by either the Purchaser or the Sellers if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
     (f) by the Purchaser if the Closing has not occurred (other than through the failure of the Purchaser to comply fully with its obligations under this Agreement) on or before October 7, 2006; or
     (g) by the Sellers if the Closing has not occurred (other than through the failure of the Sellers or any Member to comply fully with its obligations under this Agreement) on or before October 7, 2006.
     Section 7.2 Effect of Termination. Each party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions of Sections 3.28, 4.5, 8.4, 8.5, 8.9, 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.12, 10.14, 10.15 and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE 8
ADDITIONAL COVENANTS
     Section 8.1 Liability for Taxes and Fees.
     (a) The Purchaser will pay in a timely manner all sales, use, transfer, conveyance, documentary, recording, notarial, value added, excise, registration, stamp, gross receipts and similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements, and including expenses and fees relating to registering Purchased Intellectual Property in the name of the Purchaser or its designee, regardless of whether such Transfer Taxes, expenses and fees are imposed by Law on the Purchaser, the Purchased Assets or the Sellers. The Purchaser will prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes. The Sellers and the Purchaser will reasonably cooperate with each other to share information reasonably needed for the preparation of those Tax Returns and any Tax clearance certificates that either the Sellers or the Purchaser may request.
     (b) If, prior to the Closing, there have been any Taxes based on the value of property assessed against any of the Purchased Assets, the Sellers will pay those Taxes attributable to periods or partial periods ending on or prior to the Closing Date, and the Purchaser will pay those Taxes attributable to periods or partial periods beginning after the Closing Date, with a daily allocation for any period that begins before the Closing Date and ends after the Closing Date. Each party agrees to cooperate with the other party in paying or reimbursing Tax obligations in accordance with this Section 8.1(b). Nothing in this Agreement makes a party liable for the income or franchise Taxes of the other party. This Section 8.1(b) does not apply to Transfer Taxes, which are the sole obligation of the Purchaser under the provisions of Section 8.1(a).

     (c) The Purchaser shall withhold the amount from the Purchase Price determined by the Illinois Department of Revenue pursuant to the Illinois Department of Revenue’s issuance of a Bulk Sale Stop Order and pursuant to the requirements of the Illinois Income Tax Act [35 ILCS 5/902] and the Illinois Retailer’s Occupation Tax Act [35 ILCS 120/5j] (collectively, the “Illinois Tax Acts”). The parties will use good faith efforts to cause the Illinois Department of Revenue to determine the aforementioned amount and issue the applicable Bulk Sale Stop Order promptly after the full execution of this Agreement. When the Purchaser receives (i) certificates from the Illinois Department of Revenue showing that no tax, penalty or interest is due from the Sellers under the Illinois Tax Acts, as such certificates are contemplated by the Illinois Tax Acts, (ii) satisfactory evidence that the Sellers have paid all taxes, penalties and interest they owe under the Illinois Tax Acts through the Closing Date, as the same is contemplated by the Illinois Tax Acts, or (iii) a letter or any other reasonable documentation from the Illinois Department of Revenue specifically indicating that the Purchaser shall have no successor liability for any such tax, penalty or interest and will not be held personally liable for any such tax, penalty or interest, all as the same is contemplated in the Illinois Tax Acts, the Purchaser shall immediately pay the withheld amount to the Sellers. If, however, the Illinois Department of Revenue pursues a claim against the Purchaser for unpaid taxes, penalties or interest of the Sellers, the Purchaser may pay directly to the Illinois Department of Revenue such portion of the withheld amount as may be necessary to satisfy such claim, after allowing the Sellers a reasonable opportunity to contest and attempt to resolve such claim, and the Seller’s sole recourse for the amount so paid by the Purchaser shall be against the State of Illinois and/or the Illinois Department of Revenue and not against Purchaser.
     (d) The Sellers and the Purchasers shall provide the notice of sale requirements of Section 3-4-140 of the Municipal Code of the City of Chicago (the “Chicago Bulk Sales Ordinance”) in accordance with the requirements of such ordinance. Within thirty days after the Closing Date, the Sellers shall file any tax returns or remittance returns and pay or remit to the City of Chicago any taxes, interest, penalties, nontax debts and other debts due or accrued and not paid or remitted, through the Closing Date. In the event that prior to the Closing Date the City of Chicago serves written notice on the Purchaser of the amount to be withheld from the Purchase Price pursuant to the Chicago Bulk Sales Ordinance to cover all taxes, interest, penalties, nontax debts and other debts due or accrued and unpaid or unremitted through the Closing Date, the Purchaser may withhold this amount from the Purchase Price until the Sellers produce: (i) a receipt from the City of Chicago showing that all taxes, interest, penalties, nontax debts and other debts have been paid or remitted or (ii) a certificate from the City of Chicago showing no tax, interest, penalties, nontax debts or other debts are due. The Purchaser may pay to the City of Chicago upon its written demand any amount withheld under this Section 8.1(d).
     Section 8.2 Payment of Excluded Liabilities. In addition to the Sellers’ obligation to pay Taxes pursuant to Section 8.1(b), the Sellers agree to pay and perform when due all Excluded Liabilities, and in reliance on that promise, the parties have elected not to comply with the provisions of any bulk transfer or similar law of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser. Notwithstanding any other provision of this Agreement, the Sellers and the Members acknowledge that this Agreement requires the Sellers and the Members to indemnify the Purchaser in accordance with Article 9 against any and all Losses as a result of noncompliance with any applicable bulk transfer laws, whether compliance with such law is required on the part of the Sellers and/or the Purchaser.
     Section 8.3 Restrictions on Dissolution. The Sellers and the Members will not dissolve until the later of (a) 30 days after the completion of all adjustment procedures contemplated by Section 2.5, (b) the Sellers’ payment, or adequate provision for the payment, of all of its obligations pursuant to Section 8.1 and Section 8.2 and (c) the lapse of more than four years after the Closing.

     Section 8.4 Confidentiality.
     (a) From the date of this Agreement until the Closing, the parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement between TCG and the Purchaser dated March 8, 2006 (the “Confidentiality Agreement”) and the Sellers’ Representative agrees to be bound by the Confidentiality Agreement as if it were a party thereto.
     (b) From and after the Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to Confidential Information relating to the Sellers, but will not terminate with respect to Confidential Information relating to the Members. From and after the Closing, the Sellers, the Sellers’ Representative and each Member will, and will cause each of its Affiliates and its and their respective directors, officers, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.
     (c) Neither the Purchaser nor the Sellers, the Sellers’ Representative or any Member will, or will cause or permit any of their respective Restricted Persons to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (iii) as permitted in accordance with Section 8.4(d). Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 8.4(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.
     (d) If a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to immediately preceding sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the written opinion of its counsel, in form and substance reasonably acceptable to the other party, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.
     (e) Any conflict or inconsistencies between this Agreement and the Confidentiality Agreement shall be controlled by this Agreement.
     Section 8.5 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser determines is required by Law after notice to TCG and prior review by TCG. The Purchaser and the Sellers will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Sellers will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication with the consent of the Sellers not to be unreasonably withheld or delayed.
     Section 8.6 Assistance in Proceedings. The Sellers will cooperate with the Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (i) any of the transactions contemplated by this Agreement or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Sellers, its business or any Member.
     Section 8.7 Privileges. The Sellers acknowledge that the Purchased Assets include all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which the Sellers may be entitled in connection with any of the Purchased Assets or Assumed Liabilities. The Sellers are not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser and its representatives in connection with this Agreement and the transactions contemplated by this Agreement. The Sellers and the Purchaser (i) share a common legal and commercial interest in all of the information and communications that may be subject to such protections and privileges, (ii) are or may become joint defendants in Proceedings to which such protections and privileges may relate and (iii) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Proceeding to which such information or communications relate. The Sellers agree that it and its Affiliates will have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Purchased Assets. The Sellers will take any actions reasonably requested by the Purchaser, at the sole cost and expense of the Purchaser unless the Purchaser is entitled to indemnification therefor under the provisions of Article 9, in order to permit the Purchaser to preserve and assert any such protection or privilege included in the Purchased Assets.
     Section 8.8 Use of Name. From and after the Closing, the Sellers will not use any of the LLC or trade names used by the Sellers prior to the Closing Date, except as necessary to effect the change of its name or to evidence that such change has occurred, or in connection with the filing of Tax Returns or for such other non-commercial uses as may be required by Law. At the Closing, the Sellers will provide the Purchaser with copies of all documents to be filed by the Sellers with the applicable Governmental Authorities promptly after the Closing as necessary in order to change the names of the Sellers to names that are not the same or similar to the names the Sellers used prior to the Closing in their states of organization and in any other jurisdictions in which they are qualified or licensed to do business.
     Section 8.9 Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.
     Section 8.10 Reports and Returns. The Sellers will promptly after the Closing prepare and file all reports and returns required by applicable Laws relating to the business of the Sellers as conducted using the Purchased Assets through the Closing.
     Section 8.11 Access to Records. After the Closing Date, the Purchaser will retain for a period consistent with the Purchaser’s record retention policies and practices those records included in the Purchased Assets delivered to the Purchaser. The Purchaser also will provide the Sellers and its managers, officers, employees, agents, consultants and other advisors and representatives reasonable access thereto, during normal business hours and on at least three business days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits or any other legitimate business purpose. After the Closing Date, each of the Sellers will (and will cause each of its Affiliates and its and its Affiliates’ respective employees, agents, consultants and other advisors and representatives

to) provide the Purchaser and its employees, agents, consultants and other advisors and representatives reasonable access to records that are, or that relate to, Excluded Assets or Excluded Liabilities, during normal business hours and on at least three business days’ prior written notice, for any reasonable business purpose specified by the Purchaser in such notice.
     Section 8.12 Further Assurances. Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement. If the Sellers or the Purchaser after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.
ARTICLE 9
INDEMNIFICATION
     Section 9.1 Indemnification by the Sellers. Subject to the limitations expressly set forth in Section 9.6, the Sellers, jointly and severally, will indemnify and hold harmless the Purchaser, each of the Purchaser’s Affiliates and each of their respective directors, officers, employees, agents, consultants, advisors, representatives and equity holders (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties, any and all Losses actually incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:
(a)	any breach of any representation or warranty of the Sellers contained in this Agreement or in any certificate, instrument or document delivered by the Sellers in connection with this Agreement;

(b)	any breach of any covenant of the Sellers contained in this Agreement;

(c)	the Sellers’ Representative’s performance of his or her obligations under this Agreement;

(d)	any Excluded Liability; and

(e)	any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (d) above.
     Section 9.2 Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 9.6, the Purchaser will indemnify and hold harmless the Sellers from and against, and will pay to the Sellers, any and all Losses actually incurred or suffered by the Sellers directly or indirectly arising out of, relating to or resulting from any of the following:
     (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate, instrument or document delivered by the Purchaser in connection with this Agreement;
     (b) any breach of any covenant of the Purchaser set forth in this Agreement;

     (c) any of the Assumed Liabilities and any other Liability arising out of the ownership, operation or use of the Purchased Assets after the Closing to the extent arising after the Closing; and
     (d) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (c) above.
     Section 9.3 Claim Procedure.
     (a) A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.
     (b) Within 10 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:
     (i) agree that the Indemnified Party is entitled to receive from the Indemnifying Party all of the Losses at issue in the Claim Notice; or
     (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.
     (c) If the Indemnifying Party fails to take either of the foregoing actions within ten days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.
     (d) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within ten days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 10.13.
     (e) If any Purchaser Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this Article 9, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim. Any indemnification of the Purchaser Indemnified Parties finally resolved pursuant to Section 9.3(g) shall be satisfied (i) first by payment from the escrow fund established in accordance with the provisions of the Escrow Agreement until the funds contained in such escrow fund are exhausted or released and (ii) second, and only to the extent funds contained in such escrow fund are exhausted or released, by the Sellers, jointly and severally. Any indemnification of the Purchaser Indemnified Parties finally resolved pursuant to Section 9.3(g) shall be effected by wire transfer of immediately available funds from the escrow fund, until the funds contained in the escrow fund are exhausted or released, then from the Sellers to an account designated by the Purchaser.

     (f) Any indemnification of the Sellers pursuant to this Article 9 finally resolved pursuant to Section 9.3(g) shall be effected by wire transfer of immediately available funds to an account designated by the Sellers’ Representative.
     (g) The foregoing indemnification payments will be made within five business days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final Judgment of a court having jurisdiction over such proceeding as permitted by Sections 10.12 if an Objection Notice has been timely delivered in accordance with Section 9.3(b).
     (h) For purposes of Section 9.3 and Section 9.4, if the Sellers comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Sellers’ Representative, and if the Sellers comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Sellers’ Representative.
     Section 9.4 Third Party Claims.
     (a) Without limiting the general application of the other provisions of this Article 9, if a third Person not a party to this Agreement alleges facts that, if true, would mean that a party has breached its representations and warranties in this Agreement, the party for whose benefit the representations and warranties are made will be entitled to indemnity for those allegations and demands and related Losses under and pursuant to this Article 9. If the Indemnified Party seeks indemnification pursuant to this Article 9 in connection with a claim by a third Person not a party to this Agreement, the Indemnified Party will include in the Claim Notice to the Indemnifying Party notice of the commencement of any Proceeding relating to that third party claim within ten days after the Indemnified Party has received written notice of the commencement of such Proceeding. The Indemnified Party will include in this notice the facts constituting the basis for such Proceeding and the amount of the damages claimed by the third party claim, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.
     (b) Within 30 days after the Indemnified Party’s delivery of notice of the commencement of such Proceeding under this Section 9.4, the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and paying all Losses that may arise under the claim.
However, in no event may the Indemnifying Party assume or maintain control of the defense of any Proceeding involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Party, or in which the outcome of any Judgment or settlement in the matter could adversely affect the business of the Indemnified Party. An Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

     (c) If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with Section 9.4(b), the Indemnified Party has the right to control such defense. If the Indemnified Party controls such defense, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defense incurred and properly documented. The party not controlling such defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding such that a single counsel would be unable under applicable standards of professional responsibility to represent both parties simultaneously, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of such Proceeding and the defense thereof and will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding.
     (d) If the Indemnified Party is controlling the defense of such Proceeding, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Proceeding without prior notice to or consent of the Indemnifying Party. All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding effected without its consent.
     (e) Notwithstanding the provisions of Section 10.12, the Sellers and the Members consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by any third party against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. The Sellers and the Members agree that process may be served on them with respect to such a claim anywhere in the world.
     Section 9.5 Survival.
     (a) All representations, warranties and covenants contained in this Agreement (as modified by the Sellers Disclosure Schedule) and any certificate delivered pursuant to this Agreement will survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, until the second anniversary of the Closing Date; provided that (i) Sections 3.8, 3.13, 3.15, 3.19 and 3.28, the right to make claims thereunder, and the right to make claims for indemnification or reimbursement based upon any covenant to be performed or complied with after the Closing Date will survive until the fourth anniversary of the Closing Date and (ii) Sections 3.2(a), and the right to make claims thereunder, will survive indefinitely.
     (b) If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty or covenant, either a Claim Notice based upon a breach of any such representation, warranty or covenant, or a notice that, as a result of a Proceeding instituted or claim made by a third Person not a party to this Agreement, and the Indemnified Party reasonably expects to incur

Losses in relation thereto, then the applicable representation, warranty or covenant will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.
     Section 9.6 Limitations on Liability.
     (a) Subject to Section 9.6(c), neither the Sellers, nor the Purchaser is liable under this Article 9 unless and until the aggregate Losses for which they or it, respectively, would otherwise be liable under this Agreement exceed $350,000 (at which point the Sellers, or the Purchaser, as applicable, are liable only for amounts in excess of that sum).
     (b) Following the Closing Date, in no event shall the Purchaser’s liability for Losses under this Agreement exceed an aggregate amount in excess of the lesser of 17.5% of the Purchase Price (as finally determined as of the date twenty-four months after the Closing Date) or $35 million. Following the Closing Date and subject to Section 9.6(d), in no event shall the Sellers’ liability for Losses under this Agreement exceed an aggregate amount in excess of the lesser of 17.5% of the Purchase Price (as finally determined as of the date twenty-four months after the Closing Date) or $35 million.
     (c) The limitations provided in Section 9.6(a) do not apply to (i) claims with respect to any amounts owing by the Sellers or the Purchaser in connection with the adjustment of the Initial Consideration in accordance with Section 2.5(b) and (c) or the Supplemental Payments in accordance with Section 2.6, (ii) claims under Section 9.1(b) or Section 9.1(e) relating to Section 9.1(b) to the extent relating to any failure to perform or comply with any covenant to be performed or complied with after the Closing Date, (iii) claims under Section 9.2(b) or Section 9.2(d) relating to Section 9.2(b) to the extent relating to any failure to perform or comply with any covenant to be performed or complied with after the Closing Date, (iv) claims under Sections 9.1(c) or 9.1(d), or Section 9.1(e) relating to Sections 9.1(c) or 9.1(d), and (v) claims under Section 9.2(c) or Section 9.2(d) relating to Section 9.2(c).
     (d) The limitation provided in Section 9.6(b) does not apply to any breach of the representations set forth in Sections 3.2(a).
     (e) Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party with respect to claims for fraud brought within the applicable statute of limitations period.
     Section 9.7 Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser. No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of any other remedy.
ARTICLE 10
GENERAL PROVISIONS
     Section 10.1 Sellers’ Representative.
     (a) By virtue of their execution of this Agreement, each Seller designates and appoints David Shorr (the “Sellers’ Representative”) as their agent and attorney-in-fact with full power and authority to act for and on behalf of each of them to give and receive notices and communications, to accept service of process on behalf of each of them pursuant to Section 9.4(e) and Section 10.12, to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against the Sellers or by the Sellers against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and the Sellers, in each case relating to this Agreement or the transactions contemplated by this Agreement and to take all actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from the Sellers’ Representative constitute notice to or from the Sellers for all purposes under this Agreement.
     (b) The Sellers’ Representative may delegate its authority as Sellers’ Representative to any one of the Members for a fixed or indeterminate period of time upon not less than 10 business days’ prior written notice to the Purchaser in accordance with Section 10.2. In the event of the death or incapacity of the Sellers’ Representative, a successor Sellers’ Representative will be elected promptly by TCG, and TCG will so notify the Purchaser. Each successor Sellers’ Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used in this Agreement includes any successor Sellers’ Representative.
     (c) A decision, act, consent or instruction of the Sellers’ Representative constitutes a decision of the Sellers and is final, binding and conclusive upon the Sellers, and the Purchaser and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. The Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, consent or instruction of the Sellers’ Representative. Without limiting the generality of the foregoing, the Purchaser is entitled to rely, without inquiry, upon any document delivered by the Sellers’ Representative.
     (d) The Sellers’ Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Sellers’ Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.
     (e) The Sellers shall be solely responsible for payment of any compensation or reimbursement of expenses incurred by the Sellers’ Representative in connection with the performance of the Sellers’ Representative’s duties under this Agreement.
     (f) This appointment and grant of power and authority by the Sellers to the Sellers’ Representative pursuant to this Section 10.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of the Sellers or by operation of Law.
     Section 10.2 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):
If to the Sellers:

The Check Giant, LLC
11 N. Skokie Hwy., Suite 300
Lake Bluff, Illinois 60044
Attention: David Shorr
Phone: (847) 582-9753
Fax: (847) 574-7640
with a copy (which will not constitute notice) to:
Greenberg Traurig
77 West Wacker Drive
Suite 2400
Chicago, Illinois 60601
Attention: Robert E. Neiman
Phone: (312) 456-8451
Fax: (312) 456-8435
If to the Members or the Sellers’ Representative:
David Shorr
c/o Greenberg Traurig
77 West Wacker Drive
Suite 2400
Chicago, Illinois 60601
Attention: Robert E. Neiman
If to the Purchaser:
Cash America International, Inc.
1600 W. 7th Street
Fort Worth, Texas 76102
Attn: Paul Talbot
Phone: 817.570.1625
Fax: 817.570.1647
with a copy (which will not constitute notice) to:
Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201
Attention: Roger W. Bivans
Phone: 214-978-3000
Fax: 214-978-3099
     Section 10.3 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement. Any amendment of this Agreement signed by the Sellers’ Representative is binding upon and effective against the Sellers and each Member regardless of whether or not the Sellers or such Member has in fact signed such amendment.

     Section 10.4 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. Any such extension or waiver signed by the Sellers’ Representative is binding upon and effective against the Sellers and the Members regardless of whether or not the Sellers or the Members have in fact signed the extension or waiver. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
     Section 10.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 8.4.
     Section 10.6 Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, successors and assigns, except that neither the Sellers nor any Member may assign any rights under this Agreement without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time assign its rights and obligations hereunder (other than its obligation to issue Shares) to any Affiliate or Affiliates of the Purchaser so long as the Purchaser remains fully responsible for the performance of the assigned obligation. Except to the extent expressly provided in this Agreement, no provision of this Agreement is intended or will be construed to confer upon any Person, other than the parties to this Agreement and their respective heirs, successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement.
     Section 10.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
     Section 10.8 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.
     Section 10.9 Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
     Section 10.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of principles of conflicts of laws.
     Section 10.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
     Section 10.12 Jurisdiction and Service of Process. Subject to the provisions of Section 10.13(a), any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.12, however, affects the right of any party to serve legal process in any other manner permitted by law.
     Section 10.13 Dispute Resolution.
     (a) Mediation. Each party hereto (each, a “Claiming Party”) shall as a condition precedent to the bringing of any litigation action, suit or proceeding to settle any disputes between the parties hereto, or to resolve any claim or controversy arising out of, or related to this Agreement or any of the Ancillary Agreements or the making, performance, or interpretation thereof, or to enforce any rights hereunder or under any Ancillary Agreement, or to assert a claim for damages in connection herewith or in connection with any Ancillary Agreements (collectively, an “Action”), will give each other party hereto (each, a “Non-Claiming Party”) ten days prior written notice (a “Pre-Action Notice”) of its intent to bring such an Action, and to be effective such Pre-Action Notice must specifically describe the claim in detail. Upon receipt of a Pre-Action Notice, any Non-Claiming Party may elect to require mediation as provided herein (which election shall be made by written notice given by such Non-Claiming Party to the other parties hereto within ten (10) days of its receipt of the Pre-Action Notice). If a Non-Claiming Party timely requires mediation, the parties hereto agree to submit to non-binding mediation in New York County, New York, with such mediation to be conducted in accordance with laws of the State of New York. A Claiming Party’s failure to give a proper and complete Pre-Action Notice required by this Section 10.13(a) shall be grounds for the staying of any such Action pending submission of a proper and complete Pre-Action Notice by the Claiming Party to the Non-Claiming Party and pending the completion of any mediation, if any, required by the Non-Claiming Party pursuant to this Section. The provisions of this Section 10.13(a) do not apply to Actions seeking injunctive relief, but only to the extent of the injunctive relief sought. Each party will be responsible for its own costs and expenses incurred in connection with any mediation proceeding; provided, however, the Sellers and the Purchaser will equally share the responsibility for paying the costs and fees of the mediator.
     (b) Injunctive Relief. Nothing herein contained shall bar the right of either party to obtain injunctive relief under the applicable laws and rules of equity, including the applicable rules for obtaining preliminary injunctions, in order to prevent threatened conduct that is reasonably believed may result in a Loss; provided, however, that such relief must be sought only from a court of competent jurisdiction and upon securing such injunctive relief as is necessary to prevent such Loss or to enforce the agreement to mediate such claim shall promptly be brought under Section 10.13(a) of this Agreement. Any claim brought under this Section 10.13(b) is not subject to the Claiming Party first proceeding under Section 10.13(a).
     (c) Third Parties in an Action. Notwithstanding anything herein to the contrary, no party hereto will be compelled to mediate any Action if an unrelated third party that is not a party to this Agreement or any applicable Ancillary Agreement is a necessary party to the Action unless such third party (whether one or more) agrees to join the mediation or can be compelled to join the mediation. In no event, however, can any such unrelated third party mandate a change in the governing law hereunder or under any Ancillary Agreement or mandate that such Action be heard in any location other than in New York County, New York unless such unrelated third party obtains a final and non-appealable court order mandating a change in location or a change in the governing law.
     Section 10.14 Waiver of Jury Trial. each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the transactions contemplated by this agreement or the actions of any party to this agreement in negotiation, administration, performance or enforcement of this agreement.
     Section 10.15 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.
[Signature page follows]

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

CASH AMERICA INTERNATIONAL, INC.
By:	/s/ Daniel R. Feehan
Daniel R. Feehan
President

SELLERS: THE CHECK GIANT, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA AK, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA AL, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA AZ, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA CA, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA CO, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA CSO, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA DE, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA FL, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA IA, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA ID, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA IL, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA IN, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA KS, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA LA, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA MI, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA MO, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA ND, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA NH, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA NM, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA NV, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA OH, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA OK, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA OR, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA RI, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA SD, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA UT, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA VA, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA WA, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA WI, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA WY, LLC
By:	/s/ David Shorr
David Shorr
Manager

THE CHECK GIANT NM, LLC
By:	/s/ David Shorr
David Shorr
Manager

CASHNETUSA MS, LLC
By:	/s/ David Shorr
David Shorr
Manager

MEMBERS:

SK HOLDINGS, LLC
By: SHR Management, LLC
Its: Manager

By:	/s/ David Shorr
David Shorr
Manager

ALG INTERNATIONAL, LLC
By:	/s/ Albert Goldstein
Albert Goldstein
Manager

GLOBAL CASH ADVANCE, LLC
By:	/s/ David Shorr
David Shorr
Manager

CHECK GIANT HOLDCO, LLC
By:	/s/ David Shorr
David Shorr
Manager

KNIGHT INVESTORS, LLC
By:	/s/ David Shorr
David Shorr
Manager

ACCEPTANCE AND AGREEMENT OF SELLERS’ REPRESENTATIVE
The undersigned, being the Sellers’ Representative appointed in Section 10.1 of the foregoing Agreement, agrees to serve as the Sellers’ Representative and to be bound by the terms of the Agreement pertaining to that role.

/s/ David Shorr
David Shorr